DATED 2ND AUGUST 1993





                         ARROW ELECTRONICS (UK) LIMITED



                                    - and -



                         NATIONAL WESTMINSTER BANK PLC




                      -----------------------------------

                      AMENDMENT AND RESTATEMENT AGREEMENT
                       relating to a Facilities Agreement
                            dated 28th February 1992

                      -----------------------------------










                                  WILDE SAPTE
                                     ---
                                    LONDON

<PG$PCN>
THIS AGREEMENT is made the 2nd day of August 1993

BETWEEN:

(1) ARROW ELECTRONICS (UK) LIMITED registered in England under number 2395760 and whose registered office is at St Martin's Way, Cambridge Road, Bedford, MK42 OLF (the "Company"); and

(2) NATIONAL WESTMINSTER BANK PLC of 41 Lothbury, London EC2P 2BP acting through certain of its branches (the "Bank").


WHEREAS:


(A) Pursuant to a facilities agreement (the "Facilities Agreement") dated 28th February 1992 and made between (1) the Company and (2) the Bank, the Bank has made a term loan facility and overdraft and ancillary facilities available to the Company upon the terms and conditions thereof.

(B) The parties hereto have agreed to enter into this Agreement to amend and vary certain provisions of the Facilities Agreement, and to restate the Facilities Agreement as so amended and varied.


NOW IT IS HEREBY AGREED as follows:


1.      INTERPRETATION

1.1     Definitions

        Words and expressions defined in the form of Facilities Agreement set out in the Schedule hereto shall have the same meanings when used herein. In addition, the following expressions shall have the following meanings (except where the context requires otherwise):

        "Act" means the Companies Act 1985;

        "Certified Copy" means, in relation to any document, a copy of each document bearing the endorsement "Certified a true, complete and accurate copy of the original, which has not been amended, altered, changed or supplemented otherwise than by each document, a certified copy of which is attached hereto" signed and dated by a duly authorised officer for the Company or other body in question;

        "New Security Documents" means the Techdis Debenture, the Techdis Guarantee, the MMD Debenture and the MMD Guarantee; and

        "Techdis Financial Information" means (i) the report addressed to the Bank dated 30th July 1993 in the agreed form on the group prepared by Messrs. Ernst & Young and (ii) the performance earn-out and cashflow projections supplied by the Company to the Bank relating to Techdis.

<PG$PCN>
1.2     Interpretation

        Clauses 1.2 and 1.3 of the Facilities Agreement shall be deemed to be incorporated, mutatis mutandis, herein.


2.      AMENDMENT

        It is hereby agreed that as and from the date upon which the Bank gives notice to the Company that the conditions precedent set out in Clause
        3.1 below are satisfied, the Facilities Agreement shall be amended so as to be in the form set out in the Schedule hereto and shall take effect in such form.


3.      CONDITIONS PRECEDENT AND CONDITIONS SUBSEQUENT

3.1 The amendments referred to in Clause 2 above are subject to the following conditions being satisfied on or prior to 2nd August 1993:

        (a) the Bank shall have received all of the following in form and substance satisfactory to the Bank:

                (i) Certified Copies of the Certificate of Incorporation and Memorandum and Articles of Association of each of the Company, Techdis and MMD;

                (ii) Certified Copies of board resolutions of the Company approving and authorising the execution, delivery and performance of this Agreement on the terms and conditions hereof and thereof and authorising a person or persons to sign or otherwise attest the due execution of such documents and any other documents to be executed or delivered pursuant hereto or thereto together with a certificate of a duly authorised officer of such company setting out the names and signatures of the persons authorised to sign such documents on behalf of such company;

                (iii) a certificate of the Company addressed to the Bank and signed by a director of the Company stating that the execution by it of this Agreement and the performance by it of its obligations hereunder are within its corporate powers, have been duly approved by all necessary corporate action and will not cause any limit or restriction on any of its powers (whether imposed by law, decree, rule, regulation, its Memorandum or Articles of Association, agreement or otherwise) or on the right or ability of its directors to exercise such powers, to be exceeded or breached;

                (iv) confirmation from each Charging Group Company (other than Techdis and MMD) that its Grantee shall remain in full force and effect;

                (v)     a Certified Copy of the Techdis Acquisition Agreement;

                (vi)    the fee referred to in Clause 4.1; and

<PG$PCN>
                (vii) a letter from Arrow addressed to the Bank in the agreed form regarding the working capital requirements of the Company;

       (b)      no Default has occurred and is continuing; and

       (c) the representations and warranties made pursuant to Clause 5 below are true and accurate in all material respects as at the date they are made.

3.2 The Company hereby undertakes that by 5.00 pm (London time) on 1st September 1993 (or such later date as the Bank may agree) it shall have delivered to the Bank, in form and substance satisfactory to the Bank all of the following:

       (i) a certificate of each of Techdis and MMD addressed to the Bank and signed by a director of each of the companies stating that the execution by it of each of the New Security Documents to which it is a party and the performance by it of its obligations thereunder are within its corporate powers, have been duly approved by all necessary corporate action and will not cause any limit or restriction on any of its powers (whether imposed by law, decree, rule, regulation, its Memorandum or Articles of Association, agreement or otherwise) or on the right or ability of its directors to exercise such powers, to be exceeded or breached;

       (ii) a Certified Copy of the minutes of a meeting of the board of directors of each of Techdis and MMD approving and authorizing the execution, delivery and performance of each of the New Security Documents to which it is a party on the terms and conditions thereof subject, where applicable, always to the provisions of Sections 151 to 158 of the Act and showing due consideration by all the directors of each of Techdis and MMD of the obligations and liabilities arising thereunder or the making of all declarations of interests as may be required in connection with any of the New Security Documents and authorizing any of the directors whose names and specimen signatures are set out therein to sign or otherwise duly attest the execution of such documents and any other documents to be executed or delivered pursuant thereto;

       (iii) a Certified Copy of each of the statutory declarations made in the prescribed form by all of the directors of each of the companies referred to in Column A below as required by Section 155(6) of the Act as specified opposite each such company in Column B below:

                Column A                                  Column B
                --------                                  --------
                MMD                                       Form 155(6)(a)
                Techdis                                   Form 155(6)(B)

                together with a Certified Copy of each statutory report by each such company's auditors required under Section 156(4) of the Act;

<PG$PCN>
        iv) a letter, in substantially the form set out in the Annex attached hereto addressed to the Bank from the Auditors for each of Techdis and MMD;

       (v) a Certified Copy of the relevant extracts of the register of directors of each of Techdis and MMD showing all the directors of each company; and

       (vi)     (1)     the Techdis Debenture duly executed by Techdis;

                (2)     the Techdis Guarantee duly executed by Techdis;

                (3)     the MMD Debenture duly executed by MMD; and

                (4)     the MMD Guarantee duly executed by MMD.

3.3 The Company hereby agrees that a breach of Clause 3.2 shall constitute a Default under Clause 15.1(b) of the form of Facilities Agreement set out in the Schedule hereto, entitling the Bank to exercise any of its rights under Clause 15.1 of the same, provided that, where the breach arises because of circumstances outside the reasonable control of the Company but is capable of remedy, the Bank may (but shall not be obliged to) upon request by the Company extend the period of 10 Business Days specified for remedying any such breach in such Clause 15.1(b).

4.     FEE AND EXPENSES

4.1 In consideration of the Bank entering into this Agreement, the Company shall on the date hereof pay to the Bank for the account of the Bank an arrangement fee of L.135,000

4.2 The Company shall pay on demand all reasonable expenses (including, but not limited to, legal, valuation and accounting fees) and any VAT thereon incurred by the Bank in connection with the negotiation, preparation and execution of any of this Agreement, the New Security Documents and the other documents contemplated hereby or thereby now or at any time hereafter.

5.     REPRESENTATIONS AND WARRANTIES

5.1 On the date hereof, the Company shall be deemed to represent and warrant to the Bank in the terms of Clause 12.1 of the form of Facilities Agreement set out in the Schedule hereto.

5.2 In addition the Company hereby represents and warrants to the Bank that all information prepared by the Company for inclusion in the Techdis Financial Information, or prepared by the Company and supplied to Messrs Ernst & Young for the purpose of compiling the Techdis Financial Information, was at 30th July 1993, in the case of factual information, true and correct in all material respects and, in the case of projections fair and reasonable and without prejudice to the generality of the foregoing:

       (i)      the forecasts contained in the Techdis Financial Information

<PG$PCN>
                have been diligently prepared and the assumptions upon which they are based as to the future prospects of the business of Techdis have been carefully considered and are honestly believed to be reasonable having regard to the information available and to the market conditions prevailing at the time of their preparation and that the company has made all reasonable enquiries so as to ascertain (so far as possible) all such information and market conditions which are relevant to their preparation; and

       (ii) save as disclosed in the Techdis Financial Information there is no fact or matter known to the Company concerning the business or the affairs of Techdis or relating to the Techdis Financial Information which is or might be material for disclosure to a lender contemplating granting facilities to the Company of the kind provided for by this Agreement.

6.     LIMITATION

       Save as expressly amended by this Agreement, the Facilities Agreement remains in full force and effect.

7.     LAW

       This Agreement shall be governed by and construed in accordance with English law.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed the day and year first above written.

<PG$PCN>
                                     ANNEX

                               NET ASSETS LETTER


To:    National Westminster Bank Plc
       41 Lothbury
       London EC2P 2BP

Attention: [          ]

                                                                          [Date]

Dear Sirs,

* [___________________] (the "Company")

1. This report is given in connection with the proposed arrangement whereby the Company will give financial assistance for the acquisition of [its own shares] [the shares in its holding company], particulars of which are given in the attached copy of the statutory declaration made this day by the directors pursuant to Section 155(6) of the Companies Act 1985 (the "Act"). The purpose of this report is solely to assist the Bank in considering whether the proposed arrangement is permitted under
       Section 155(2) of the Act.

2. We have examined the accounting records of the Company and made such further enquiries to the extent that we consider necessary for the purpose of this report. We have not carried out an audit and accordingly (otherwise than as stated in paragraphs 3 and 4 of this letter) express no opinion in this report on the state of the Company's affairs.

3. At the date of this report the aggregate of the Company's assets as stated in its accounting records exceeds the aggregate of its liabilities as similarly stated.

       In our opinion, based on our examination of the accounting records together with such further enquiries as we consider necessary, the giving of such financial assistance would not as at the date of this report reduce the net assets of the Company.

Yours faithfully



Signed . . . . . . . . . . . . .

Dated  . . . . . . . . . . . . .

(Same date as statutory declaration of directors)

<PG$PCN>
SIGNED by R.E. Klatell                   )
for and on behalf of                     )
ARROW ELECTRONICS (UK) LIMITED           )    /s/ R.E. Klatell
in the presence of:-                     )





SIGNED by P.A.S.C. Harmer                )
for and on behalf of                     )
NATIONAL WESTMINSTER BANK Plc            )    /s/ P.B.S.C. Harmer
in the presence of:-                     )

       James Johnson
       Queensbridge House
       Governor Thomas Street
       London EC4 3BD

<PG$PCN>
                                    SCHEDULE



                            DATED 28th February 1992




                         ARROW ELECTRONICS (UK) LIMITED


                                    - and -


                         NATIONAL WESTMINSTER BANK Plc





                              --------------------

                              FACILITIES AGREEMENT

                              --------------------





                                  WILDE SAPTE
                                     London






<PG$PCN>
                               TABLE OF CONTENTS


CLAUSE      TITLE                                                  PAGES
- ------      -----                                                  -----
1.          INTERPRETATION                                         1
2.          FACILITIES                                             11
3.          PURPOSE                                                11
4.          CONDITIONS PRECEDENT                                   12
5.          AVAILABILITY AND DRAWINGS UNDER THE FACILITIES         12
6.          INTEREST                                               17
7.          REPAYMENT                                              20
8.          PREPAYMENT OF THE ACQUISITION FACILITIES               21
9.          CHANGE IN CIRCUMSTANCES                                22
10.         PAYMENTS                                               24
11.         SECURITY                                               26
12.         REPRESENTATIONS AND WARRANTIES                         26
13.         UNDERTAKINGS                                           30
14.         FEES                                                   37
15.         DEFAULT                                                37
16.         SET-OFF                                                42
17.         SEVERABILITY, WAIVERS, REMEDIES CUMULATIVE             42
18.         NOTICES                                                42
19.         ASSIGNMENTS                                            44
20.         COSTS AND EXPENSES                                     45
21.         CURRENCY INDEMNITY                                     46
22.         PUBLICITY                                              47
23.         LAW                                                    47


SCHEDULE 1  DRAWDOWN NOTICE                                        48
SCHEDULE 2  MANDATORY LIQUID ASSET COSTS FORMULA                   49
SCHEDULE 3  DEFINITIONS FOR FINANCIAL COVENANTS                    51
SCHEDULE 4  SECURITY DOCUMENTS                                     55
SCHEDULE 5  THE GROUP                                              56

<PG$PCN>
THIS AGREEMENT is made the 28th day of February 1992
BETWEEN:-

(1) ARROW ELECTRONICS (UK) LIMITED registered in England under number 2395760 and whose registered office is at St. Martins Way, Cambridge Road, Bedford MK42 OLF (the "Company"); and

(2) NATIONAL WESTMINSTER BANK Plc of 41 Lothbury, London EC2P 2BP acting through certain of its branches ("the Bank").


WHEREAS:-

The Bank has agreed, at the request of the Company, to make the Facilities available to the Company upon the terms and conditions set forth below.


NOW IT IS HEREBY AGREED as follows:-

1.     INTERPRETATION

1.1 In this Agreement (which expression shall include the Schedules hereto) the following expressions shall have the following meanings (except where the context otherwise requires) namely:-

       "Accounts" means at any particular time the most recent directors' report and consolidated audited accounts of the Company and its Subsidiaries delivered to the Bank pursuant to Clause 13.1;

       "Acquisition Agreement" means the agreement (in the agreed form) dated 28th February 1992 for the acquisition, inter alia, of the entire issued share capital of Jermyn and made between, inter alia, (1) Lex Service PLC (Reg. No. 229121) and (2) the Company together with any documents and agreements ancillary thereto, whether or not referred to therein;

       "Acquisition Documents" means the Acquisition Agreement and the Disclosure Letter;

       "Acquisition Facility" means the term loan facility available to the Company hereunder referred to in Clause 2(i);

       "Acquisition Facility Limit" means L.5,000,000;

       "Acquisition Facilities" means both the Acquisition Facility and the New Acquisition Facility;

       "Acquisition Loan" means the aggregate principal Sterling amount drawn down and outstanding under the Acquisition Facility from time to time;

       "Arrow" means Arrow Electronics, Inc., a corporation incorporated in the State of New York, U.S.A.;

       "Arrow Inc Indebtedness" means the aggregate obligations and liabilities (whether present, future, actual and/or contingent) of Arrow and its subsidiaries (incorporated in the USA) for the payment or repayment of money incurred in respect of:

<PG$PCN>
                (i)     monies borrowed or raised;
                (ii) any bond, note, loan stock, debenture or similar instrument;
                (iii) acceptance credit, bill discounting, note purchase, factoring facilities or documentary credit facilities; and
                (iv) counter-indemnities, guarantees or other assurances against financial loss in respect of the liability or obligation of any person falling, within any of (i) to
                        (iii) above;

       PROVIDED ALWAYS THAT there shall be no double-counting;

       "Associated Company" has the meaning ascribed thereto by Section 416 of the Income and Corporation Taxes Act 1988 and such expression shall include "Associated Undertaking" as defined in Section 20 of Schedule 4A to the Companies Act 1985;

       "Auditors" means Messrs. Ernst & Young or such other firm of accountants of similar standing whose appointment as auditors of the Company shall have been previously approved by the Bank, acting reasonably;

       "Axiom" means Axiom Electronics Limited, a company incorporated in England and Wales and registered under number 952393;

       "Bank Guarantee" means any guarantee, bond, indemnity, letter of credit, documentary or other credit, or any other instrument of suretyship or payment issued, undertaking, made or to be made, as the case may be, by the Bank under the Working Capital Facility;

       "Base Rate" means the Bank's published base rate from time to time;

       "Business Day" means any day, except Saturdays and Sundays, on which banks generally are open for business in the City of London of the type contemplated by this Agreement;

       "Capital Expenditure" has the meaning set out in Schedule 3;

       "Cash Flow" has the meaning set out in Schedule 3;

       "Charging Group" means those Group Companies which are so designated in
       Schedule 5 and such additional subsidiaries as the Bank may agree in writing from time to time can be designated as part of the Charging Group;

       "Charging Group Company" means each company in the Charging Group;

       "Commitment Period" means the period from and including the date hereof to but excluding the date falling one month before the Final Repayment
       Date:

       "Completion" means the initial completion of the purchase by the Company of Jermyn in accordance with the terms of the Acquisition Agreement;

       "Corporation Tax" means corporation tax chargeable in the context of

<PG$PCN>
       a scheme of Taxation applied to United Kingdom resident companies generally at the rate applicable to such companies (disregarding the provisions of Section 13 of the Income and Corporation Taxes Act 1988 concerning the small companies' rate) or Tax of a similar nature enacted in addition to or in substitution for corporation tax;

       "Debenture" means the debenture, in the Bank's standard form (as varied form time to time) granted by each Charging Group Company to the Bank;

       "Default" means any of the events specified in Clause 15;

       "Deferred Consideration" has the meaning set out in Schedule 3;

       "Depreciation" has the meaning set out in Schedule 3;

       "Disclosure Letter" means the disclosure letter form the Vendor to, inter alios, the Company dated 28th February 1992 relating to the Acquisition Agreement;

       "Drawdown Date" means the date being a Business Day, on which a Drawing is to be made pursuant to a Drawdown Notice;

       "Drawdown Notice" means a notice for drawings under the New Acquisition Facility and the Working Capital Facility substantially in the form of the notice set out in Schedule 1;

       "Drawing" means any and each drawing made under the Acquisition Facility, the New Acquisition Facility or the Working Capital Facility pursuant to Clause 5 and thereafter the principal amount of each such Drawing form time to time outstanding;

       "EBIT" has the meaning set out in Schedule 3;

       "EDI" means EDI Electronics Distribution International BV, a corporation incorporated in the Netherlands;

       "Electronics" means RR Electronics Limited, a company incorporated in England and Wales and registered under number 282397;

       "Eligible Receivables" means any of any debts, monies and liabilities due and payable to the Company which fulfil the following criteria:-

       (i) is a trade debt required to be paid in full within 60 days of the date upon which the invoice relating thereto is originally dispatched;

       (ii) is not owed by an Associated Company of the Company or any Subsidiary thereof or by any Group Company or any Subsidiary thereof save for arms length transactions on normal commercial terms for the business in question between any Group Company, Associated Company of the Company or any Subsidiary of any such company;

       (iii) is free and clear of liens and set-offs created by the Company and discounts (other than discounts in the ordinary course of trade);

<PG$PCN>
       (iv)     which is evidenced by invoices;

       (v) is not, so far as the Company is then aware, subject to any dispute, counterclaim or defence;

       (vi) is unconditional and not dependent on any performance by the Company; and

       (vii) neither the debtor nor the receivable due from such debtor is the subject of bona fide legal proceedings with any Group Company which are not vexatious or frivolous;

       "Encumbrance" meand any mortgage, charge, assignment by way of security, pledge, lien, hypothecation or other security interest of any kind whatsoever;

       "Existing Facility" means the facilities made available by the Bank to, inter alios, the Company pursuant to the Existing Facility Agreement;

       "Existing Facility Agreement" means an agreement dated 31st July 1989 as amended by a letter dated 28th March 1991 made between the Bank and, inter alios, the Company;

       "Existing Security" means the guarantees and debentures executed prior to 28th February 1992 by the Company, Electronics and Axiom, the Existing Subordination Deed and all other documents constituting security for the obligations and liabilities of the Company and all other Group Companies under the Existing Facility Agreement;

       "Existing Subordination Deed" means the deed of subordination dated 31st July 1989 execute by, inter alios, the Company, Arrow UK Inc. and the Bank;

       "Facilities" means the Acquisition Facilities and the Working Capital Facility;

       "Facility Documents" means this Agreement and the Security Documents;

       "FFE Contracts" means any and all forward foreign exchange contracts (in the Bank's standard form) entered into, or to be entered into, as the case may be, by the Company with the Bank under the Working Capital Facility;

       "FFE Nominal Amount" means at any time and in relation to the Company, the nominal Sterling value (as certified by the Bank) of all FFE Contracts then outstanding in respect of the Company;

       "Final Repayment Date" means in relation to all Drawings (including pursuant to the Overdraft Facility and all Bank Guarantees and FFE Contracts) made pursuant to the Working Capital Facility and also under the Acquisition Facilities, 31st December 1998;

       "Finance Leases" has the meaning set out in Schedule 3;

       "Financial Information" means the report addressed to the Bank dated 10th January 1992 together with a supplementary report dated 27th February 1992 in the agreed form on the Group prepared by Messrs.

<PG$PCN>
         Ernst & Young;

         "Financial Year" in relation to a company has the meaning ascribed to such expression by Section 223 of the Companies Act 1985;

         "First Drawing" has the meaning set out in Clause 5.2.1(a);

         "Fourth Drawing" has the meaning set out in Clause 5.2.1(d);

         "GAAP" means accounting principles generally accepted in the United Kingdom consistently applied and consistent with the Reference Accounts;

         "Group" means the Company and Techdis and their respective Subsidiaries together with all the Subsidiaries of the Company from time to time during the Security Period;

         "Group Company" means each company in the Group;

         "Group Dormant Company" means each and any Group Company which is or becomes, at any time, and remains a dormant company within the meaning of such expression in accordance with Section 250 of the Companies Act 1985 and to which the Bank agrees in writing to be designated as such (such agreement not to be unreasonably withheld or delayed);

         "Guarantee" means the guarantee in the Bank's standard form (as varied from time to time) granted by each Charging Group Company to the Bank;

         "Indebtedness" has the meaning set out in Schedule 3;

         "Instalment" has the meaning set out in Clause 7.1.1;

         "Instalment Repayment Date" has the meaning set out in Clause 7.1.1;

         "Interest Date" means the last day of each Interest Period;

         "Interest Period" means in relation to any Drawing a period of 1, 3 or 6 months or such other period as the Bank may agree and:-

         (a) the first Interest Period shall commence on the relevant Drawdown Date;

         (b) each subsequent Interest Period shall commence on the day following the last day of the immediately preceding Interest Period;

         (c) an Interest Period which would otherwise end on a day which is not a business Day shall be extended to the next Business Day unless that next Business Day falls in the next calendar month when the Interest Period shall end on the immediately preceding Business Day;

         (d) if any Interest Period commences on the last Business Day in a month or if there is no corresponding day in the month in which it is to end then it shall end on the last Business Day in such month;

<PG$PCN>
         (e) if an Interest Period is extended or shortened by the application of the foregoing, the following Interest Period shall (without prejudice to the application of the foregoing) end on the day on which it would have ended if the preceding Interest Period had not been so extended or shortened; and

         (f) any amount to be repaid under Clause 7 shall have a final Interest Period expiring on the relevant Repayment Date or Final Repayment Date, as the case may be;

         "Interest Rate Protection Contracts" means all and each of the interest rate protection contracts entered into by the Company and the Bank;

         "Jermyn" means Jermyn Holdings Limited, a company incorporated in England and Wales and registered under number 1369015;

         "LIBOR" means the percentage rate per annum (rounded up, if necessary to the nearest 1/16th of one per cent) at which the Bank offers Sterling deposits in an amount comparable to the relevant Drawing for a period equal to such Interest Period to prime banks in the London inter-bank market at or about 11.00 a.m. (London time) on the first day of such Interest Period;

         "Loan" means the aggregate principal amount drawn down and outstanding under the Facilities from time to time including utilisations under the Overdraft Facility;

         "Management Accounts" means the management accounts to be provided by the Company to the Bank pursuant to Clause 13.1(c);

         "Mandatory Liquid Asset Costs" means the additional cost to the Bank of compliance with the relative reserve asset ratio required by the Bank of England from time to time, expressed as a rate per cent per annum calculated on the basis of the application of the formula set out in Schedule 2;

         "Margin" means one and a half per cent (1.5%) per annum;

         "MMD" means Microprocessor and Memory Distribution Limited, a company incorporated in England and Wales and registered under number 1920668;

         "MMD Debenture" means the mortgage debenture in the Bank's standard form granted, or to be granted, by MMD in favour of the Bank;

         "MMD Guarantee" means the unlimited composite cross-guarantee in the Bank's standard form granted, or to be granted, by MMD in favour of the Bank;

         "Net Working Capital" has the meaning set out in Schedule 3;

         "New Acquisition Facility" means the term loan facility to be made available to the Company hereunder, subject to the New Acquisition Facility Limit, referred to in Clause 2(ii);

         "New Acquisition Facility Limit" means L.6,000,000;

<PG$PCN>
         "New Acquisition Loan" means the aggregate principal Sterling amount drawn down and outstanding under the New Acquisition Facility from time to time;

         "New Security Documents" means the Techdis Debenture, the Techdis Guarantee, the MMD Debenture and the MMD Guarantee;

         "Overdraft Facility" means the overdraft and ancillary facilities, forming part of the Working Capital Facility, as described in Clause 5.3;

         "Permitted Encumbrance" means any Encumbrance:-

         (i) being a lien arising by operation of law as a result of transactions undertaken bona fide in the ordinary course of business;

         (ii) being a lien over goods and documents of title thereto arising in the ordinary course of letter of credit transactions;

         (iii) arising by way of retention of title to goods by the supplier of those goods where such retention of title is permitted by the Company;

         (iv) over or affecting any asset acquired by a Group Company after the date hereof and subject to which such asset is acquired, provided that:-

                 (a) such Encumbrance was not created at the request of that Group Company in contemplation of the acquisition of such asset by that Group Company;

                 (b) the amount, actual or contingent, thereby secured has not been increased in contemplation of, or since the date of, the acquisition of such asset by that Group Company; and

                 (c) such Encumbrance shall be discharged within 12 months of such acquisition and except where the amount, actual or contingent, thereby secured does not exceed L.300,000 until such discharge the person or persons in whose favour the Encumbrance has been created shall enter into such form of subordination and priority agreement as the Bank shall require;

         (v) over or affecting any assets of any company which becomes a Charging Group Company after the date hereof, where such Encumbrance is created prior to the date on which such company becomes a Group Company, provided that:-

                 (a) such Encumbrance was not created at the request of any Group Company in contemplation of such company becoming a Group Company and such company was not acquired with the assistance of the Working Capital Facility;

<PG$PCN>
                 (b) the amount thereby secured, actual or contingent, has not been increased at the request of such company, or any Group Company in contemplation of, or since the date of such company becoming a Group Company; and

                 (c) such Encumbrance shall be discharged within 12 months of such acquisition and except where the amount, actual or contingent, thereby secured does not exceed L.300,000 until such discharge the person or persons in whose favour the Encumbrance has been created shall enter into such form of subordination and priority agreement as the Bank shall require;

         (iv) being a lien arising by operation of law in the ordinary course of trading where the amount payable in respect of the lien is either not yet due for payment or is being contested in good faith;

         (vii)   which comprises the Existing Security;

         (viii) which comprises security created pursuant to a Security Document hereunder;

         "Potential Default" means an event which with the giving of notice and/or lapse of time and/or the satisfaction of any other condition would be a Default;

         "Qualifying Bank" means an institution which is, for the time being, recognised by the United Kingdom Inland Revenue as carrying on through its lending office situated in the United Kingdom for the purposes hereof a bona fide banking business in the United Kingdom for the purposes of Section 349(3) of the Income and Corporation Taxes Act 1988 and which makes loans from such lending office situated in the United Kingdom;

         "Reference Accounts" means the audited consolidated accounts of Jermyn and its Subsidiaries for the period ended 29th December 1991 which comprise the English element of the Completion Balance Sheets (as defined in the Acquisition Agreement) and of the Company and its Subsidiaries for the period ended 31st December 1991;

         "Revolving Credit Facility" means the revolving credit facility, forming part of the Working Capital Facility, as described in Clause 5.3.2;

         "Second Drawing" has the meaning set out in Clause 5.2.1(b);

         "Security Documents" means the documents listed in schedule 4, the New Security Documents and any other documents entered into at any time by way of security for the obligations of the Company hereunder;

         "Security Period" means the period starting from the date of this Agreement and ending on the date when all monies and liabilities (whether present, future, actual or contingent) owing under any of the Facility Documents have been paid or, as the case may be, discharged in full and the Bank has no further obligations hereunder or thereunder;

<PG$PCN>
         "Shares Charge" means a charge dated 20th March 1992 in favour of the Bank given by EDI over the entire issued share capital of the Company as security for the obligations of the Company hereunder;

         "Sterling" "Pounds" and "L." means the lawful currency for the time being of the United Kingdom;

         "Sterling Equivalent" means, in relation to an amount in US Dollars on the day on which the calculation falls to be made, the amount of Sterling which could be purchased with such amount of US Dollars on the basis of the Bank's spot buying rate for Sterling against US Dollars at or about 11.00 a.m. on the second Business Day immediately prior to that date;

         "Subsidiary" has the meaning ascribed to it by Section 736 of the Companies Act 1985;

         "Tangible Net Worth" has the meaning set out in Schedule 3;

         "Tax" includes all present and future taxes, charges, imposts, duties, levies, deductions, withholdings or fees of any kind whatsoever payable at the instance of or imposed by any statutory, governmental, international, state, federal, provincial, local or municipal authority, agency, body or department whatsoever or any central bank or monetary agency, in each case whether in the United Kingdom or elsewhere, together with any penalties, additions, fines, surcharges or interest relating thereto and "Taxes" and "Taxation" shall be construed accordingly;

         "Techdis" means Techdis Limited, a company incorporated in England and Wales and registered under number 2058603;

         "Techdis Acquisition Agreement" means the agreement dated 2nd July 1993 for the acquisition, inter alia, of the entire issued share capital of Techdis and made between, inter alios, (1) the persons whose names and addresses are set out therein and (2) the Company together with any documents and agreements ancillary thereto, whether or not referred to therein;

         "Techdis Debenture" means the mortgage debenture in the Bank's standard form granted, or to be granted, by Techdis in favour of the Bank;

         "Techdis Guarantee" means the unlimited composite cross-guarantee in the Bank's standard form granted, or to be granted, by Techdis in favour of the Bank;

         "Techdis Shares" means the shares in Techdis acquired by the Company pursuant to the Techdis Acquisition Agreement;

         "Third Drawing" has the meaning set out in Clause 5.2.1(c);

         "Total Debt" has the meaning set out in Schedule 3;

         "Total Financing Costs" has the meaning set out in Schedule 3;

         "Total Interest Costs" has the meaning set out in Schedule 3;

<PG$PCN>
         "US Dollars", "US$", or "$" means the lawful currency for the time being of the U.S.A.;

         "U.S.A" means the United States of America;

         "VAT" means value added tax as provided for in the Value Added Tax Act 1983 (and legislation, whether delegated or otherwise) supplemental thereto and any similar or turnover Tax replacing or introduced in addition to any of the same;

         "Working Capital Available Amount" means, subject to the terms of this Agreement, that amount which at any time represents the Working Capital Facility Limit less the aggregate of all Drawings made and outstanding under the Revolving Credit Facility and outstandings utilised under the Overdraft Facility and those Drawings to be made in respect of which a Drawdown Notice under the Working Capital Facility has been issued to, and received by, the Bank, and also all counter-indemnity obligations of the Company incurred under the Working Capital Facility and 20 per cent. or such other percentage amount as the Bank acting reasonably may determine of the FFE Nominal Amount. (For these purposes, all US Dollar amounts shall be computed on the basis of their Sterling Equivalent);

         "Working Capital Facility" means the facilities to be made available by the Bank hereunder, subject to the Working Capital Facility Limit, the terms and conditions of which are set out in this Agreement;

         "Working Capital Facility Liabilities" means, at any time, the aggregate of (i) the principal amount of all outstanding Drawings made by the Company under the Working Capital Facility or the subject of a Drawdown Notice issued to, and received by, the Bank under the Working Capital Facility, whether made under the Revolving Credit Facility, the Overdraft Facility, a Bank Guarantee, FFE Contracts (together with 20 per cent. or such other percentage amount as the Bank acting reasonably may determine of the FFE Nominal Amount) or any other banking facilities, and (ii) the sum of all other liabilities whether actual or contingent of the Company to the Bank under the Working Capital Facility from time to time (excluding interest accruing but not yet due), in each case as certified by the Bank, such certificate, in the absence of manifest error, to be binding on the Company. (For these purposes all US Dollar amounts shall be computed on the basis of their Sterling Equivalent); and

         "Working Capital Facility Limit" means L.5,000,000.

1.2 Clause headings and the table of contents are inserted for convenience of reference only and shall not affect the construction of this Agreement.

1.3      In this Agreement, unless the context otherwise requires:-

         (a) references to Clauses and Schedules are to be construed as references to the Clauses of and Schedules to this Agreement as amended from time to time and references to Clauses shall, unless otherwise specifically stated, be construed as references to the Clauses in the Clause in which the reference appears and references to this Agreement include its Schedules as amended from time to time;

<PG$PCN>
         (b) references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended from time to time;

         (c) references to any statue, order or regulation shall be construed as references to such statute, order or regulation as amended, re-enacted or consolidated from time to time;

         (d) references to any person shall be construed as references to that person or that person's assigns or successors in title, in whole or in part;

         (f)     references to the singular include the plural and vice versa.

2.       FACILITIES

         Upon and subject to the terms and conditions of this Agreement, the Bank agrees to make available to the Company:-

         (i) the Acquisition Facility in a maximum principal amount of up to the Acquisition Facility Limit;

         (ii) the New Acquisition Facility in a maximum principal amount of up to the New Acquisition Facility Limit as more particularly described in Clause 5.2; and

         (iii) the Working Capital Facility in an aggregate maximum principal amount of up to the Working Capital Facility Limit as more particularly described in Clause 5.3.

3.       PURPOSE

3.1      The purpose of the Acquisition Facility is to assist the Company to:-

         (i) finance its acquisition of Jermyn under the terms of the Acquisition Agreement; and

         (ii)    repay the Existing Facility.

3.2 The purpose of the New Acquisition Facility is to assist the Company to refinance the purchase of the Techdis Shares and to enable the Company to make certain earn-out payments pursuant to the terms of the Techdis Acquisition Agreement.

3.3 The purpose of the Working Capital Facility is to assist the Company's general working capital requirements.

<PG$PCN>
4.       CONDITIONS PRECEDENT

         All conditions precedent have been satisfied.

5.       AVAILABILITY AND DRAWINGS UNDER THE FACILITIES

5.1      Availability and Drawings under the Acquisition Facility

         The Acquisition Loan has been drawn down.

5.2      Availability and Drawings under the New Acquisition Facility

5.2.1 Subject to the other terms hereof, the Company may make up to four (4) Drawings under the New Acquisition Facility in such amounts which in aggregate do not exceed the New Acquisition Facility Limit, such that:-

         (a) the first Drawing shall be of an amount not exceeding L.3,000,000 (the "First Drawing");

         (b) the second Drawing shall be of an amount not exceeding L.1,200,000 and shall be made no earlier than 1st July 1994 (the "Second Drawing");

         (c) the third Drawing shall be of an amount not exceeding L.1,800,000 and shall be made no earlier than 1st January 1995 (the "Third Drawing"); and

         (d) the fourth Drawing may only be made where the ratio of the amount of additional share capital in the Company subscribed and paid for by Arrow and/or EDI and used to pay earnout payments under the Techdis Acquisition Agreement (as referred to in Clause 5.2.7(c) to the Second and Third Drawings is greater than 5:6 and shall be of an amount not exceeding such amount as would, when taken with the Second Drawing and the Third Drawing, reduce the relevant ration to 5:6 (the "Fourth Drawing") PROVIDED THAT at no time shall the aggregate of the Second, Third and Fourth Drawings exceed the sum of L.3,000,000.

5.2.2 The Company shall give the Bank notice of its intention to borrow a Drawing under the New Acquisition Facility in the form of a Drawdown Notice.

5.2.3 Once given, a Drawdown Notice served in respect of the New Acquisition Facility shall be irrevocable and shall oblige the Company to borrow in accordance with its terms.

5.2.4 A Drawdown Notice served in respect of the New Acquisition Facility shall be delivered to the Bank not later than 10.00 a.m. (London time) one Business Day before the proposed Drawdown Date (or within such shorter period as the Bank may allow).

5.2.5 Any part of the New Acquisition Facility undrawn at the close of business on the last Business Day in July 1995 shall be cancelled and shall not be available for borrowing by the Company unless there exists, at such date, a dispute relating to any earn-out payment or

<PG$PCN>
         payments due under the Techdis Acquisition Agreement as referred to in clause 3.4 of the same in which case such date shall be extended to such later date as may be agreed by the Bank.

5.2.6 If any Drawing under the New Acquisition Facility is not made in full on the relative Drawdown Date the Company will on demand pay to Bank such amount as the Bank may certify (by a certificate prepared, and having the same effect, as described in Clause 8.3) as necessary to compensate it for any losses or costs on account of funds borrowed or contracted for in order to fund such Drawing.

5.2.7 Notwithstanding any other provisions of this Agreement, no Drawdown Notice in respect of the New Acquisition Facility may be served and no Drawing may be made:-

         (a) if a Default or Potential Default has occurred and is continuing unremedied and/or unwaived or if a Default would occur on any Drawing being made under the New Acquisition Facility; or

         (b) unless the representations and warranties set out in Clause 12 are, or will be, true and accurate on the date on which the relative Drawdown Notice is served and on the relative Drawdown Date; or

         (c) in respect of the Second and Third Drawings only, the Bank is satisfied that the proceeds of the relevant Drawing are to be used to pay an earn-out payment under the Techdis Acquisition Agreement and that on or before such time Arrow and/or EDI shall have subscribed and paid for an additional amount of share capital in the Company in an amount of, in respect of the Second Drawing at least 5/6 of such Drawing and, in respect of the Third Drawing at least 5/6 of the Second and Third Drawings, and that in each case the proceeds of such subscription shall have been used or will be used simultaneously with the making of such Drawing to pay the said earn-out payments; or

         (d) if the making of such Drawing would cause the New Acquisition Loan to exceed the New Acquisition Facility Limit.

5.3      Availability and Drawings under the Working Capital Facility

5.3.1    Utilisation

         Subject to the other terms of this Agreement, the Bank hereby agrees to make the Working Capital Facility available to the Company during the Commitment Period on a revolving basis to be utilised on any Business Day by way of:-

         (i)     the Revolving Credit Facility in accordance with Clause 5.3.2;

         (ii)    the Overdraft Facility in accordance with Clause 5.3.3;

         (iii)   the issue of Bank Guarantees in accordance with Clause 5.3.4;

         (iv)    the entering into of FFE Contracts, subject to the

<PG$PCN>
                 availability of the relevant currencies, in accordance with Clause 5.3.6; and

         (v) such other banking facilities as the Bank and the Company may agree;

         PROVIDED THAT at no time shall the Working Capital Facility Liabilities exceed the Working Capital Facility Limit and PROVIDED FURTHER THAT the Working Facility Liabilities shall not at any time exceed that amount which represents the aggregate of fifty (50) per cent of Eligible Receivables.

5.3.2    Revolving Credit Facility

5.3.2.1 Subject to the other terms of this Agreement (and in particular without limitation Clauses 4 and 5.3.1), Drawings may be made by the Company under the Revolving Credit Facility at any time during the Commitment Period by giving a Drawdown Notice in accordance with Clause 5.3.2.3.

5.3.2.2 Drawings shall be in minimum amounts of L.100,000 and integral multiples of L.100,000 or, if less, the undrawn balance available under the Working Capital Facility and shall only be made on a Business Day.

5.3.2.3  Subject to:-

         (a) no Default or Potential Default having occurred and continuing unremedied and unwaived or occurring as a result of the making of the relevant Drawing;

         (b) the representations and warranties set out in Clause 12 being true and accurate on the date on which the relevant Drawdown Notice is served and on the relevant Drawdown Date, subject to any matter, fact or circumstance disclosed pursuant to Clause 12.3; and

         (c) the Bank having received the relevant Drawdown Notice from the Company at least 2 Business Days (or such shorter period as the Bank may allow) before the proposed Drawdown Date (provided that no notice period shall be required if the Drawing is made for the purpose of meeting a demand for repayment of the Overdraft Facility);

         the Company may make the relevant Drawing PROVIDED ALWAYS THAT:-

         (i) the relevant Drawing when aggregated with the Working Capital Facility Liabilities shall not exceed the Working Capital Facility Limit;

         (ii)    the relevant Drawing may be made only on a Business Day; and

         (iii) the relevant Drawdown Notice once given to the Bank shall not be revocable and the Company shall be obliged to borrow in accordance with such notice.

5.3.2.4 If the relevant Drawing is not made in full on the relevant Drawdown Date the Company will on demand pay to the Bank such amount as the

<PG$PCN>
         Bank may certify (by a certificate prepared, and having the same effect, as described in Clause 8.3) as necessary to compensate it for any losses or costs on account of funds borrowed of contracted for in order to fund the relevant Drawing.

5.3.3    Overdraft Facility

         The Company may utilise the Working Capital Facility by way of borrowing on overdraft under the Overdraft Facility. Overdrafts may be denominated in Sterling or US Dollars and will be provided on the Company's Sterling or Dollar accounts respectively held with the Bank. Notwithstanding the provisions of Clause 15 all amounts advanced to the Company by way of overdraft shall be repayable on demand and subject to the Bank's usual terms and conditions for such facilities. Any such overdraft will be made available on the basis that, subject to renegotiation, it shall only be available for the ensuing 12 month period the first such period commencing on the date hereof PROVIDED THAT at no time shall the Bank be obliged to make advances under the Overdraft Facility or make other banking facilities available if the making of any of the same would result in the Working Capital Facility Liabilities exceeding the Working Capital Facility Limit.

5.3.4    Bank Guarantees

5.3.4.1 The Bank shall not be obliged to issue any Bank Guarantee under the Working Capital Facility unless the Bank has received a Drawdown Notice requesting the Bank to issue a Bank Guarantee:-

         (i) in respect of letters of credit or bills of exchange, at least 5 Business Days (or such other period as agreed between the Bank and the Company) prior to the proposed issue; and

         (ii) in respect of any other instrument at least 10 Business Days prior to the proposed issue and subject to:-

         (a) the Bank approving the form and purpose of the proposed Bank Guarantee including the maximum liability and maturity thereof;

         (c) no Default or Potential Default having occurred and continuing unremedied and unwaived or occurring as a result of the issue of the Bank Guarantee; and

         (d) the representations and warranties set out in Clause 12 being true and accurate on the date on which the request is served and on the date of issue of the Bank Guarantee subject to any matter, fact or circumstance disclosed pursuant to Clause 12.3;

         then the Bank shall issue a Bank Guarantee PROVIDED THAT the issue of such Bank Guarantee shall not result in the maximum liability thereunder leading to a breach of the Working Capital Facility Limit when aggregated with the other outstanding Working Capital Facility Liabilities.

<PG$PCN>

5.3.4.2 No Bank Guarantee will be issued under which a claim could be made on the Bank on or after the Final Repayment Date.

5.3.5    Counter-Indemnity

5.3.5.1 In consideration of the Bank making available the Working Capital Facility, the Company hereby unconditionally and irrevocably agrees and undertakes to the Bank as follows:--

         (a) it will at all times indemnify the Bank and keep the Bank indemnified from and against all actions, suits, proceedings, claims, demands, liabilities, damages, costs, expenses, losses and charges whatsoever in relation to each Bank Guarantee issued for its account and it will pay to the Bank on demand the amount of all payments made (whether directly or by way of set-off, counterclaim or otherwise howsoever) and all losses, costs and expenses suffered or incurred from time to time by the Bank under or by reason or in consequence of any Bank Guarantee and any of the aforesaid indemnities relating thereto;

         (b) it hereby irrevocably authorises the Bank to comply with the terms of any demand served or purporting to be served on the Bank pursuant to a bank Guarantee issued for its account without any reference to or further authority from it and without any enquiry by the Bank into the justification for such demand or the validity thereof and hereby agrees that any payment which the Bank shall make in accordance with such demand or purported demand shall be binding on and be accepted by the Company as conclusive and binding evidence that the bank was liable to comply with the terms of such demand and was liable to do so in the manner and for the amount in which the Bank effected such compliance;

         (c) the liability of the Company under this indemnity shall not be discharged, lessened or impaired by any time being given or by any thing being done or other circumstance whatsoever which, but for this provision, would or might operate to exonerate or discharge it; and

         (d) the Company hereby agrees that the indemnity contained in this Clause shall constitute and be a continuing security to the Bank and that the said indemnity shall extend to each Bank Guarantee as it may, from time to time, be varied, modified, amended or extended.

5.3.5.2 The Company hereby agrees that it shall pay to the Bank interest (at the rate then applicable to advances made by way of overdraft under the Overdraft Facility) on the amount of each payment, loss, cost and expense made, suffered or incurred from time to time by the Bank under or by reason or in consequence of any Bank Guarantee in respect of the Company and any of the aforesaid indemnities relating thereto from and including the date upon which such payment, loss, cost or expense is made, suffered or incurred as aforesaid up to and including the date upon which payment or reimbursement of such amount is demanded from the Company.

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5.3.6    FFE Contracts

5.3.6.1 The Bank shall not be obliged to enter into any FFE Contract with a maturity of longer than 12 months or which would or may result in the Bank incurring a loss or being under any liability or obligation (actual or contingent) after the Final Repayment Date.

5.3.6.2 The Working Capital Available Amount shall be reduced by an amount equal to 20 per cent. of the amount of each FFE Contract or such other percentage as the Bank shall determine.

5.3.7    Secured Debt

         For the avoidance of doubt it is hereby agreed that the obligations and liabilities of the Company to the Bank under the Working Capital Facility from time to time are secured pursuant to the terms of the Security Documents.

5.3.8    Bank's Certificate Conclusive

         The Bank's certificate as to the amount of the Working Capital Facility Liabilities at any given time and any other figure under this Clause 5 shall, in the absence of manifest error, be conclusive and binding on the Company.

6.       INTEREST

6.1      Interest Periods and Interest Rates

6.1.1    The Acquisition Facilities and the Revolving Credit Facility

         The Company may by notice substantially in the form of a Drawdown Notice (but with references to the Drawing and the payment instructions omitted) received by the Bank not later than 10.00 a.m. (London time) on the third Business Day preceding the first day of each next succeeding Interest Period select the duration of such Interest Period for each Drawing. Each Interest Period in respect of each Drawing shall be for a period of 3 months' duration unless the Company shall have otherwise notified the Bank PROVIDED THAT, in respect of the New Acquisition Facility, if the New Acquisition Loan is already outstanding, any subsequent Drawing shall have a first Interest Period that expires on the same day as the Interest Period then applicable to the New Acquisition Loan.

6.1.2 The Company shall pay interest on each Drawing under the Acquisition Facilities and the Revolving Credit Facility to the Bank from the Drawdown Date to the date on which that Drawing is repaid in full (after as well as before judgment) and such interest shall be calculated in respect of successive Interest Periods. Without prejudice to the provisions of Clauses 6.2, 10.3, 10.4.1, 10.4.2 and 10.4.3, the rate of interest applicable to each Drawing under the Acquisition Facilities and the Revolving Credit Facility for any Interest Period (or part thereof) shall be the rate per annum determined by the Bank to be the aggregate of:-

         (i)     the Margin;

<PG$PCN>
         (ii)    LIBOR; and

         (iii)   Mandatory Liquid Asset Costs.

6.1.3    Overdraft

         Interest on all amounts outstanding by way of overdraft under the Working Capital Facility shall accrue from day to day at the rate per annum which is the greater of (a) six and a half per cent (6.5%) per annum; and (b) the relevant Base Rate of the Bank for the time being and from time to time plus the Margin. In the case of a US Dollar overdraft all interest payable thereon shall be made in US Dollars.

6.1.4    Other Working Capital Facilities

         (a) The Company shall pay commission on the maximum amount of the aggregate of the Bank's actual and contingent liability under each Bank Guarantee which constitutes a bond, guarantee or similar commitment at the rate of 2 per cent. per annum which shall be paid quarterly in advance.

         (b) The Company shall pay fees to the Bank in respect of FFE Contracts and Bank Guarantees constituting documentary credits or other similar engagements in such amount as may be agreed between the Bank and the Company from time to time in accordance with the Bank's usual scale of charges.

6.2 If the Bank shall determine that, by reason of circumstances affecting the London inter-bank market generally, reasonable and adequate means do not exist for determining under Clause 6.1.2 the rate of interest applicable to the Drawings comprising part or all of the Loan:--

         (i) the Bank shall promptly notify the Company in writing of such event;

         (ii) the Bank and the Company shall discuss an alternative basis for making and continuing the Drawings comprising part or all of the Loan during subsequent Interest Periods (either for an alternative period or periods or by obtaining Sterling funds in another market or markets) or as the case may be for calculating the rate of interest applicable to the Drawings comprising part or all of the Loan, in either case on the basis that the net return to the Bank shall be the same as it would have been had such circumstances not occurred;

         (iii) subject to paragraph (iv) below, unless the Bank and the Company shall have agreed upon such alternative basis within thirty (30) days of the date of service of the notice referred to in clause 6.2(i) the Company shall pay interest from the relevant Interest Date at a rate equal to the Margin plus such amount as is certified by the Bank as being the cost to the Bank of continuing to make the Drawings comprising part or all of the Loan available, which certificate shall, save for manifest error, be conclusive evidence of such interest and, so long as there shall continue to be no agreement upon such alternative basis, the Company shall be entitled to prepay the Drawings comprising

<PG$PCN>
                 part or all of the Loan on the last day of an Interest Period upon 30 days' written notice from the Company to the Bank;

         (iv) if within 30 days of the date of service of the notice referred to in Clause 6.2(i) the Bank and the Company shall agree upon such an alternative basis, then such basis shall be effective in respect of the Drawings comprising part or all of the Loan from (and, if applicable, retroactive to) the beginning of the Interest Period in respect of the Loan beginning on or after the date of service of such notice by the Bank to the expiry of the first Interest Period which expires after such circumstances no longer exist.

6.3      Default Interest

6.3.1 If the Company does not pay any sum due and payable under any of the Facilities on the due date the Company shall pay interest on such sum (or, as the case may be, the amount thereof for the time being due and unpaid) from such date to the date of actual payment in full (after as well as before judgment), calculated by reference to successive interest periods (each of such duration as the Bank may from time to time select and the first beginning on such due date) ("interest periods") at the percentage rate per annum determined by the Bank to be the aggregate of:--

         (i)     2 per cent. per annum;

         (ii)    the Margin;

         (iii)   LIBOR; and

         (iv)    Mandatory Liquid Asset Costs.

6.3.2 So long as the default continues, such rate shall be recalculated in accordance with the provisions of this Clause at the end of each such interest period (the amount of unpaid interest accrued during such preceding interest period in respect of such sum being added to the sum in default and bearing interest accordingly).

6.3.3 If the Company does not pay any sum due and payable under the Working Capital Facility (other than the Revolving Credit Facility), it shall pay interest on such sum (or, as the case may be, the amount thereof for the time being due and unpaid) from such date to the date of actual payment in full (after as well as before judgment), at a rate equal to 2 per cent. above the rates referred to in Clauses 6.1.3 and
         6.1.4 as the case may be.

6.4      The Bank's Determination

         The determination by the Bank of any interest payable for any period or part thereof shall, save for manifest error, be conclusive. The Bank will notify the Company of the rate of interest payable for any interest period, Interest Period or part thereof (and, in the case of additional interest payable under Clause 6.3, of the amount of such additional interest).

<PG$PCN>
6.5      Calculation and Payment of Interest

         Interest on the Loan or, as the case may require, other amounts due from the Company under this Agreement, at the rates determined as aforesaid shall:--

         (a)     accrue from day to day;

         (b) be calculated on the basis of the actual number of days elapsed, and (i) a 365 day year or (ii) in respect of a sum due in US Dollars a 360 day year; and

         (c) except as otherwise provided in this Agreement be paid by the Company in arrear on each Interest Date and, if an Interest Period exceeds 6 months, every 6 months in arrear.

7.       REPAYMENT

7.1      The Acquisition Facilities

7.1.1 Subject to the terms of this Agreement, the Company shall repay the Acquisition Loan and the First Drawing by payment to the Bank on the dates set out in Column A below (each date being an "Instalment Repayment Date") of the Sterling amount (together with any amount payable on such Instalment Repayment Date pursuant to Clause 7.1.2, and "Instalment") set out in Column B below opposite the relevant Instalment Repayment Date.

         Column A                                                     Column B
         --------                                                     --------
                                                                         L.
         30 June 1994                                                   600,000
         31 December 1994                                               900,000
         30 June 1995                                                   700,000
         31 December 1995                                               700,000
         30 June 1996                                                   700,000
         31 December 1996                                               700,000
         30 June 1997                                                   850,000
         31 December 1997                                               850,000
         30 June 1998                                                 1,000,000
         31 December 1998 (the "Final Repayment Date")                1,000,000

7.1.2 The Company shall repay each of the Second, Third and Fourth Drawings (as the case may be) by repaying such Drawing in equal instalments on each of the Instalment Repayment Dates occurring after the Drawdown Date of Such Drawing.

7.1.3 The Company shall repay the Acquisition Facilities in accordance with the provisions of this Clause 7.1 so that the Acquisition Facilities are repaid in full on or before the Final Repayment Date.

7.1.4    Any amounts repaid or prepaid may not be reborrowed.

<PG$PCN>
7.2      The Working Capital Facility

7.2.1 Each Drawing made pursuant to the Revolving Credit Facility shall, subject to the other terms hereof, be repaid in full on the Interest Date relating to such Drawing.

7.2.2    All Drawings will be repaid on or before the Final Repayment Date.

7.2.3 If all or part of an existing Drawing is to be repaid from the proceeds of all or part of a new Drawing, then the amount to be repaid by the Company shall be set-off against the amount of the new Drawing and the person to whom the smaller amount is to be paid shall pay to the other party a sum equal to the difference between the two amounts.

7.2.4 On giving not less than 10 days' prior irrevocable written notice to the Bank, the Company may cancel all or part of the Revolving Credit Facility (but if in part in minimum amounts of L.100,000 and multiples of L.100,000). Amounts so cancelled shall cease to be available for borrowing hereunder and the Working Capital Available Amount and Working Capital Facility Limit will be reduced accordingly. The Company shall not cancel all or part of the Revolving Credit Facility if such cancellation would result in the Working Capital Facility Liabilities being greater than the Working Capital Facility Limit.

7.3 All amounts due under the Working Capital Facility (other than in respect of the Revolving Credit Facility) shall be repaid on or before the Final Repayment Date whether outstanding by way of overdraft under the Overdraft Facility or otherwise and including all payments, if any, to be made of cash collateral equal to the Bank's maximum liability (actual or contingent) in respect of the Bank Guarantees and the FFE Contracts.

7.4 All repayments of a Drawing shall be made in the currency of such Drawing.

7.5 Any part of the Working Capital Facility not utilised as at the close of business on the last day of the Commitment Period shall be automatically canceled at that time.

8.       PREPAYMENT OF THE ACQUISITION FACILITIES

8.1 The Company may prepay all or any part of the Acquisition Loan and the New Acquisition Loan (the amount of any partial prepayment being an integral multiple of L.100,000) on an Interest Date provided that the Bank shall have received not less than 10 days' prior irrevocable written notice of the Company's intention to make such prepayment specifying the amount to be prepaid. Notice of intended prepayment having been given, it shall be obligatory for the prepayment to be made in accordance with the notice. No amount prepaid may be redrawn.

8.2 Any amount prepaid pursuant to this Clause shall be applied in and towards the discharge of the Installments outstanding at the date of such prepayment such that the amount prepaid shall be applied first, consecutively in respect of the next two Instalments falling after each prepayment date and second, pro rata to the remaining

<PG$PCN>
         Instalments PROVIDED THAT if pursuant to this Clause a prepayment is applied, consecutively, against the next two Instalments in full, a repayment must be made in respect of the next Instalment on the relevant Instalment Repayment Date specified in Clause 7.1.1, before prepayments may be applied to the then immediately succeeding two Instalments.

8.3 If any repayment or prepayment is made otherwise than on an Interest Date (or an Instalment Repayment Date, as the case may be) relative to the amount paid, the Company shall pay to the Bank on demand such additional amount as the Bank may certify as necessary to compensate the Bank for any loss or expense on account of funds borrowed, contracted for or utilised to fund the amounts so repaid or prepaid beyond the above date. Any certificate issued by the Bank pursuant to this Clause (or under Clauses 5.2.6, or 5.3.2.4) shall state the amount and show the calculation of any such loss or expense after giving credit for any incidental saving effected by the Bank in mitigation thereof, and shall be conclusive save in the case of manifest error.

8.4 The Company may not prepay all or any part of the Acquisition Loan or the New Acquisition Loan except in accordance with the express terms of this Agreement.

9.       CHANGE IN CIRCUMSTANCES

9.1 If the introduction of, or any change in, any applicable law, statute, rule or regulation or any change in the interpretation thereof by any regulatory or other authority charged with the administration thereof or by any court shall make it unlawful for the Bank to advance or leave outstanding the Loan or otherwise to maintain or give effect to its obligations under this Agreement the Bank shall notify the Company of such illegality and the Bank's obligations under this Agreement shall be forthwith cancelled and the Company shall, within such period (if any) as may be allowed by law or forthwith if no such period is allowed, prepay to the Bank the Loan. Any such prepayment shall be subject to Clause 8.3. Without prejudice to the Bank's rights under this Clause 9.1 the Bank will use reasonable endeavours to mitigate the effect of such illegality and in particular (without prejudice to the generality of the foregoing) shall consider in consultation with the Company continuing the Loan through another office or transferring the Facilities to one or more of its affiliates or other financial institutions.

9.2      If the introduction, abolition, withdrawal of, or any change in:--

         (a)     any applicable law, regulation, practice or concession; or

         (b) any official directive or regulatory requirement or request (whether or not having the force of law) of the Bank of England, the European Community, or of any other governmental, monetary or other authority (whether in the United Kingdom or elsewhere)

         or any change in the interpretation (or introduction of any interpretation) or application thereof shall:--

<PG$PCN>
         (i) subject the Bank to any Tax, or increase the amount of any Tax in connection with it having agreed to make available and maintaining the Loan or any part thereof or in connection with this Agreement or any of the Security Documents or any document or transaction contemplated herein or therein or any part thereof other than Corporation Tax on the Bank's overall net income; or

         (ii) change the basis of Taxation of the Bank in respect of payments of principal, interest or any other payment due or to become due in connection with the Facilities or any part thereof or in connection with this Agreement or any of the Security Documents or any document or transaction contemplated herein or therein or any part thereof (or the treatment for Taxation purposes of such payments); or

         (iii) change the basis on which the Bank is treated for Taxation purposes in respect of any principal, interest or other amounts paid by the Bank on, or otherwise in respect of, deposits from third parties used to effect or maintain the Loan or any part thereof or in connection with this Agreement or any of the Security Documents or any document or transaction contemplated herein or therein; or

         (iv) impose, modify or deem applicable any reserve, cash ratio, special deposit, capital adequacy, and/or liquidity requirement or any other analogous requirement, or require the making of any special deposits, against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, the Bank for which the Bank is not entitled to be fully compensated under Clause 6.1.2; or

         (v) change the manner in which the Bank allocates capital resources to its obligations under the Facilities so that it is unable to obtain the rate of return on its overall capital which it would have been able to obtain but for its entering into and/or performing its obligations and/or assuming or maintaining its commitment under this Agreement; or

         (vi) impose on the Bank any other condition directly affecting its participation in the Facilities;

         and the result of any of the foregoing is either to increase the cost to the Bank of making available or maintaining the Loan or any part thereof or to reduce the amount of any payment received or receivable by the Bank or to reduce its return from the Facilities, then and in any such case:--

         (w)     the Bank shall promptly notify the Company;

         (x) subject to the Bank taking the steps referred to in (y) below, the Company shall pay from time to time to the Bank on demand all amounts which the Bank certifies (in a certificate which shall set out in reasonable detail so far as is practicable the basis of the computation of such amounts) is necessary to compensate the Bank for the additional cost or reduction;

<PG$PCN>
         (y) without prejudice to the foregoing, the Bank confirms that, if it notifies the Company as aforesaid, it will take such steps as it considers reasonable to reduce or avoid the additional cost or reduction and, if the Company so requests, the Bank shall consult the Company with a view to finding a means of reducing or avoiding the additional cost or reduction and, in particular, shall consider continuing the Loan through another office or, upon the written request of the Company, shall use all reasonable endeavours to assign the whole of its rights and obligations under this Agreement to another financial institution acceptable to the Company PROVIDED THAT the Bank shall not be obliged to continue such negotiations for a period of longer than 30 days; and

         (z) the Company, at any time after receipt of such notification as is referred to in (w) above, so long as the circumstances giving rise to such additional cost or, as is the case may be, reduction continue, shall be entitled on giving not less than 10 days' notice to the Bank (which shall be irrevocable) to prepay the Loan or any part thereof. Any such prepayment shall be subject to the provisions of Clause 8.

9.3 The certificate or notification of the Bank as to any of the matters referred to in Clauses 9.1 and 9.2 above shall, save for any manifest error, be conclusive and binding on the Company.


10.      PAYMENTS

10.1 All payments to be made by the Company under this Agreement shall be made in immediately available funds during normal banking hours on the day in question to the Bank not later than 12.00 noon (London time) on such day.

10.2 If, but for this Clause, any sum would become due for payment under this Agreement on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day unless that next Business Day falls in the next calendar month when payment shall be made on the immediately preceding Business Day and interest shall be adjusted accordingly.

10.3 The Company shall indemnify the Bank on demand against any loss or expense (including, but not limited to any loss of the Margin or any other loss or expense sustained or incurred or to be sustained or incurred by the Bank in liquidating or employing deposits required or contracted for to effect or maintain the Loan or any part thereof) which the Bank may sustain or incur as a consequence of (i) a default by the Company in the payment on the due date of any sum due under this Agreement or (ii) the repayment of the Loan pursuant to Clause 15.

10.4.1 All sums payable to the Bank pursuant to or in connection with this Agreement and the Security Documents, or any document contemplated by or entered into pursuant hereto or thereto, shall be paid in full without any set-off or counterclaim whatsoever and free and clear of all deductions or withholdings whatsoever save only as may be required by law.

<PG$PCN>
10.4.2 If any deduction or withholding is required by law in respect of any payment due to the Bank pursuant to or in connection with this Agreement and the Security Documents, or any document contemplated by or entered into pursuant hereto or thereto, the Company shall:--

         (a) ensure or procure that the deduction or withholding is made and that it does not exceed the minimum legal requirement therefor;

         (b) pay, or procure the payment of, the full amount deducted or withheld to the relevant Taxation or other authority in accordance with the applicable law;

         (c)     (i)      if the payment is to be made by the Company, increase
                          the payment in respect of which the deduction or withholding is required so that the net amount received by the Bank after the deduction or withholding (and after taking account of any Tax liability which arises as a consequence of the increase) shall be equal to the amount which the Bank would have entitled to receive in the absence of any requirement to make a deduction or withholding; or

                 (ii) if the payment is to be made by any person other than the Company, pay directly to the Bank such sum (a "compensating sum") as will, after taking into account any Tax liability of the Bank in respect of the compensating sum, enable the Bank to receive, on the due date for payment, a net sum equal to the sum which the Bank would have received in the absence of any obligation to make a deduction or withholding; and

         (d) within 30 days of receipt deliver to the Bank appropriate receipts evidencing the deduction or withholding which has been made or procure the delivery of such receipts.

10.4.3 If the Bank determines, in its absolute discretion, that it has received, realised, utilised and retained a Tax benefit by reason of any deduction or withholding in respect of which the Company has made an increased payment or paid a compensating sum under this Clause 10.4, the Bank shall, provided it has received all amounts which are then due and payable by the Company and any other person under any of the provisions of this Agreement and the Security Documents, pay to the Company (to the extent that the Bank can do so without prejudicing the amount of such benefit, or repayment and the right of the Bank to obtain any other benefit relief or allowance which may be available to
         it) such amount, if any, as the Bank in its absolute discretion shall determine will leave the Bank in no worse position than the Bank would have been in if the deduction or withholding had not been required PROVIDED THAT:--

         (1) the Bank shall have an absolute discretion as to the time at which and the order and manner in which it realises or utilises any Tax benefit and shall not be obliged to arrange its business and tax affairs in any particular way in order to be eligible for any credit or refund or similar benefit;

<PG$PCN>
         (2) the Bank shall not be obliged to disclose any information regarding its business, tax affairs or tax computations;

         (3) if the Bank has made a payment to the Company pursuant to this Clause 10.4.3 on account of any Tax benefit and it subsequently transpires that the Bank did not receive that Tax benefit, or received a lesser Tax benefit, the Company shall on demand pay to the Bank such sum as the Bank may determine as being necessary to restore the after-tax position of the Bank to that which it would have been had no adjustment or the correct adjustment (as the case may require) under this proviso (3) been made. Any sums payable by the Company to the Bank under this proviso (3) shall be subject to the provisions of Clause 20.5;

         (4) the Bank shall not be obliged to make any payment under this Clause 10.4 if, by doing so, it would contravene the terms of any applicable law or any notice, direction or requirement of any governmental or regulatory authority (whether or not having the force of law).

10.5     If the Company is required to make an increased payment under Clause
         10.4.2 above (but only so long as such requirement exists), subject to giving to the Bank not less than 10 days' prior written notice (which shall be irrevocable) the Company may prepay the Loan or any part thereof together with accrued interest thereon. Any such prepayment shall be subject to the provisions of Clause 8.3.


11.      SECURITY

11.1 The obligations of the Company under this Agreement shall be secured by the interests and rights conferred on the Bank under the Security Documents.

11.2 It is hereby agreed that all obligations and liabilities of the Company to the Bank incurred under or in connection with the Interest Rate Protection Contracts shall be treated, for all purposes, as obligations and liabilities incurred under this Agreement and that, for the avoidance of doubt, the Company's obligations and liabilities under the Interest Rate Protection Contracts shall be secured pursuant to the terms of the Security Documents.


12.      REPRESENTATIONS AND WARRANTIES

12.1 The Company acknowledges that the Bank has entered into this Agreement in full reliance on the following statements and hereby represents and warrants to the Bank that:--

         (a) each Group Company is a private limited company duly incorporated and validly existing under the laws of England and each of them possesses the capacity to sue and be sued in its own name and has the power to carry on its business as now being conducted and to own its property and other assets;

         (b)     each Group Company has or will have the power to execute,

<PG$PCN>
                 deliver and perform its obligations under each of the Facility Documents, the Acquisition Documents, and the Techdis Acquisition Agreement and any other document or instrument executed, delivered or to be executed or delivered by it under any of such documents; all necessary corporate; shareholder and other action has been taken or will be taken to authorise the execution, delivery and performance of the same and no limitation on its powers to borrow, to guarantee and to grant security will be exceeded as a result of the transactions contemplated by such documents;

         (c) the Facility Documents, the Acquisition Documents, the Techdis Acquisition Agreement and any other document or instrument executed or delivered or to be executed or delivered by any Group Company thereunder constitute or, as the case may be, will constitute valid and legally binding obligations of the Group Companies which are party thereto and, in the case of the Acquisition Agreement of Arrow;

         (d) the execution and delivery of the Facility Documents, the Acquisition Documents, the Techdis Acquisition Agreement and any other document or instrument executed or delivered or to be executed or delivered thereunder by any Group Company (as applicable), and the performance of obligations thereunder, and compliance with the provisions thereof, will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any of the same are subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any Group Company is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the Memorandum and Articles of Association of any Group Company;

         (e) all licenses, consents and authorisations as are or may be necessary to enable each Group Company to carry on its business at the date hereof and to perform its obligations under the Facility Documents (other than the New Security Documents, where this representation and warranty is given before the same have been duly executed and delivered), the Acquisition Agreement and the Techdis Acquisition Agreement and to fulfil the transactions contemplated thereby are in full force and effect;

         (f) no Group Company has taken any corporate action nor is any Group Company aware that any steps have been taken or legal proceedings started or threatened in writing against any Group Company for winding-up, dissolution or re-organisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of it or of all or any material part of its assets (for the purposes of this representation and warranty "material" shall mean the aggregate amount of all claims arising under actions of the type referred to in this Clause 12.1(f) which such amount shall not exceed 5 per cent. of the consolidated net assets of the Group as shown by the latest Accounts;

<PG$PCN>
         (g) no Group Company is in breach of or default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which would be likely to have a material adverse effect on the consolidated financial condition of the Group taken as a whole;

         (h) no legal action, litigation, or administrative proceeding is taking place or has been threatened in writing against any Group Company and, so far as the Company is aware, no such legal action, litigation or administrative proceeding is pending or threatened;

         (i) Schedule 5 contains a true and complete list of all Group Companies all of which are beneficially owned (directly or indirectly) by the Company;

         (j) other than Permitted Encumbrances, no Encumbrance exists over all or any of the present or future revenues or assets of any Group Company;

         (k) the Reference Accounts were, save as specified therein, prepared in accordance with accounting principles generally accepted in the United Kingdom consistently applied and give a true and fair view of the state of affairs of the Company and its Subsidiaries and Jermyn and its Subsidiaries as at the date to which they are made up and as at such date there were no material liabilities of the Company and its Subsidiaries or Jermyn and its Subsidiaries which were not disclosed by or shown as being provided for in such accounts which ought to have been disclosed and (other than as disclosed in the Financial Information) since such date there has been no material adverse change in the consolidated financial condition or business of the Group taken as a whole;

         (l) all information prepared by the Company for inclusion in the Financial Information, or prepared by the Company and supplied to Messrs Ernst & Young for the purpose of compiling the Financial Information, was at 10th January 1992, in the case of factual information, true and correct in all material respects and, in the case of projections fair and reasonable and without prejudice to the generality of the foregoing:--

                 (i) the forecasts contained in the Financial Information have been diligently prepared and the assumptions upon which they are based as to the future prospects of the business of the Group have been carefully considered and are honestly believed to be reasonable having regard to the information available and to the market conditions prevailing at the time of their preparation and that the Company has made all reasonable enquiries so as to ascertain (so far as possible) all such information and market conditions which are relevant to their preparation; and

                 (ii) save as disclosed in the Financial Information there is no fact or matter known to the Company concerning the business or the affairs of the Group or relating

<PG$PCN>
                          to the Financial Information which is or might be material for disclosure to a lender contemplating granting facilities to the Company of the kind provided for in this Agreement and on the terms of this Agreement;

         (m) the Accounts have been prepared in accordance with GAAP and give a true and fair view of the state of affairs of the Group as at the date to which they are made up and as at such date there were no material liabilities of any Group Company not disclosed in the Accounts which ought to have been disclosed and (other than as disclosed in the Financial Information) since such date there has been no material adverse change in the financial condition or prospects of the Group;

         (n) the copies of the Memorandum and Articles of Association and Certificate of Incorporation of each Group Company and of the resolutions of the boards of each of those companies certified by their respective duly authorised officers produced to the Bank on or prior to 2nd August 1993 are true up to date and complete copies;

         (o) save pursuant to the Shares Charge, none of the share capital of any Group Company is under option or mortgaged or charged or otherwise unencumbered;

         (p)     (a)      no Encumbrances save for Permitted Encumbrances will
                          exist over any assets of any Group Company (save pursuant to the Security Documents); and

                 (b) no Group Company will have any Indebtedness outstanding (save under this Agreement, or otherwise permitted under Clause 13.4(f));

         (q) Arrow, EDI and any other Subsidiary of Arrow, between them, beneficially own at least 75% of the issued share capital of the Company; and

        (r) Arrow beneficially owns at least 51% of the issued share capital of EDI.

12.2     The representations and warranties set out in Clause 12.1(a) through
         (o) inclusive shall survive the execution of this Agreement and the making of the Drawing of the New Acquisition Facility and subject to Clause 12.3 shall be deemed to be repeated by the Company on each Drawdown Date and on each Interest Date as if made with reference to the facts and circumstances existing at that time save that:--

         (a) the representation and warranty contained in Clause 12.1(h) shall, when repeated on each Interest Date and Drawdown Date, be qualified by the addition at the end of the words "which would be likely to have a material adverse affect on the financial condition of the Group taken as a whole";

         (b) without prejudice to the rights of the Bank in respect of the period prior thereto, if at any time after 2nd August 1993 it transpires that any of such representations and warranties

<PG$PCN>
                 are incorrect as at the date hereof or such Drawdown Date, the representations and warranties contained in sub-Clauses (i),
                 (l) and (n) shall not be repeated on each Interest Date or Drawdown Date;

         (c) the representation and warranty contained in Clause 12.1(k) shall not be given until the first Drawdown Date after the Reference Accounts are finalised and dated.

12.3 The Company may, before each Drawdown Date save in respect of a Drawing, to be made under the New Acquisition Facility or each Interest Date, disclose to the Bank in writing such facts and circumstances as the Company considers relevant to qualify any such representation and warranty save in respect of the representations and warranties repeated at Clause 12.1 (h), (i) and (j). Thereafter on each occasion when such representation and warranty is deemed to be repeated, it shall be deemed to be qualified by such disclosure, and the Company shall be deemed to make a further representation and warranty, to be repeated on each Drawdown Date and each Interest Date with reference to the facts and circumstances existing at that time, that such disclosed facts and circumstances are true and subsisting respectively and it is expressly agreed such disclosure shall only affect the provisions of Clause 15.1(c).


13.      UNDERTAKINGS

13.1     During the Security Period the Company undertakes with the Bank to:--

         (a) inform the Bank of nay occurrence (including without limitation any third party claim or liability) of which it becomes aware which would or would be likely to affect adversely its ability to perform its obligations under the Facility Documents and of any Default or Potential Default, promptly upon becoming aware thereof, and will from time to time, if so requested by the Bank, confirm to the Bank in writing that, save as otherwise stated in such confirmation, no such occurrence or Default or Potential Default has occurred and is continuing;

         (b) as soon as the same became available, but in any event within 120 days after the end of each of its Financial Years, deliver to the Bank 2 prints of its Accounts for such Financial Year together with the Auditor's report thereon and a copy of the management letter (if any) addressed by the Auditors to the directors in connection with the auditing of such Accounts together with 2 prints of the audited accounts of each Group Company in the form that is required to be registered with the Registrar of Companies;

         (c) provide the Bank as soon as available (and, in any event within 30 days of the end of each month with monthly management accounts (incorporating profit and loss accounts, balance sheets and cash flow summaries) relating to the Group in a form satisfactory to the Bank together with revised cash flow forecasts showing the position for the balance of each then current Financial Year in a form satisfactory to the Bank and in a form which can be compared with the projections

<PG$PCN>
                 provided to the Bank under Clause 13.1(d) below together with a commentary on significant variances against such projections provided to the Bank;

         (d) (i) prior to the end of each Financial Year deliver to the Bank copies of such budgetary information as is then available in such form as then prepared and (ii) as soon as the following is available but in any event no later than 60 days after the commencement of each successive financial year, deliver to the Bank 2 copies of a projected consolidated profit and loss account, balance sheet and cash flow statement (including details of cash disbursements), and a projected consolidated statement of the source and application of funds for the Group for that Financial Year, which shall be broken down to show the consolidated position of the Group as at the end of each month;

         (e) maintain the accounting reference date of each member of the Group at 31st December;

         (f) furnish to the Bank such information about the business, financial condition, operations and prospects of any Group Company as the Bank may from time to time reasonably require;

         (g)     promptly inform the Bank of:--

                 (i) any acquisition of beneficial ownership of common stock in Arrow amounting (whether by one transaction or a series of transaction) to 5% or more of the then issued common stock of Arrow; or

                 (ii) any acquisition of 5% or more of the then issued common stock of Arrow by any beneficial owner of 5% or more of the then issued common stock of Arrow; or

                 (iii) any change in the beneficial ownership of any common stock in Arrow relevant to the provisions of Clause 15.1(r);

                 in any such case of which it or any of its directors are aware, promptly after becoming so aware.

13.2 Except as the Bank may otherwise agree in writing, the Company hereby undertakes with the Bank that during the Security Period:--

         (a) the ratio of EBIT to Total Interest Costs in respect of the period of the relative Financial Year to date ending on each date referred to in Column A below shall not be less than the ratio set out in Column B below opposite such periods.

                 Column A                                   Column B
                 --------                                   --------
                 30th September 1993                        2.75:1
                 31st December 1993                         3.40:1
                 31st March 1994                            4.00:1
                 30th June 1994                             4.50:1
                 30th September 1994                        5.00:1
                 31st December 1994                         5.30:1

<PG$PCN>

                 31st March 1995                            5.50:1
                 30th June 1995                             5.60:1
                 30th September 1995                        5.80:1
                 31st December 1995                         6.00:1
                 each 31st March, 30th June,
                 30th September and 31st December
                 thereafter                                 6.20:1

         (b) the Tangible Net Worth of the Group for each of the Financial Years ending on the dates listed in Column A below shall not at any time during such Financial Year be less than the amount set out opposite the relevant date in Column B below:

                 Column A                                   Column B
                 --------                                   --------
                 31st December 1993                         L.21,000,000
                 31st December 1994                         L.30,000,000
                 31st December 1995                         L.34,500,000
                 31st December 1996                         L.34,500,000
                 31st December 1997                         L.34,500,000


         (c) the Capital Expenditure for the Group in each of the Financial Years ending on the dates listed in Column A below will not exceed the figure stated in Column B below:

                 Column A                                   Column B
                 --------                                   --------
                 31st December 1993                         L.1,000,000
                 31st December 1994                         L.1,800,000
                 31st December 1995                         L.1,400,000
                 31st December 1996                         L.1,400,000
                 31st December 1997                         L.1,400,000

         (d) the ratio for Cash flow to Total Financing Costs in respect of the period of the relative Financial Year to date ending on each 31st December, 31st March, 30th June and 30th September and commencing on 30th June 1994 shall not be less than 1:1;

         (e) it will seek to procure (so far as the Company is able to do) that the Auditors will at the Company's cost on the adoption of the Accounts for each Financial Year give a certificate in a form satisfactory to the Bank certifying that the Company is not in breach of the financial covenants set out in Clauses
                 13.2 (a), (b), (c) and (d) for the period or at the year end in respect of which the Accounts are made up.

13.3 During the Security Period, the Company shall itself and (where applicable) shall procure that each of the other members of the Group shall, save with the prior written consent of the Bank (such consent not to be unreasonably withheld or delayed):--

         (a) do all things within its control necessary to maintain its corporate existence;

         (b) ensure that it has the right and is duly qualified to conduct its business as it is conducted in all applicable jurisdictions, and will use its reasonable endeavours to

<PG$PCN>
                 obtain and maintain all rights necessary for the conduct of its business;

         (c) carry on its business in a prudent manner, taking into account the type of business involved and its usual practice;

         (d) ensure that its assets are kept in good and substantial repair and that it complies with any contractual obligations relating to repair of such assets, subject to the provisions of the Security Documents;

         (e) at all times comply substantially with all laws and regulations of significant effect to it in respect of the conduct of the Group's business and obtain and maintain in full force and effect all governmental and other regulatory consents, licenses and approvals required for the conduct of any part of the Group's business and notify the Bank in writing promptly upon its learning of any violation by any Group Company of any law, statute, regulation or ordinance of any government entity, or of any agent thereof, applicable to any Group Company which violation in any respect would or is likely materially and adversely to affect the Group's business or the security constituted by any of the Security Documents;

         (f) effect and maintain insurance over and in respect of its business and assets (including insurance against the loss of profits) against such risks and in such amounts as the Bank may from time to time require, and, in any event, against such risks and for such amounts as is normal for a business of the type being carried on by the relevant Group Company, and, on demand, produce to the Bank receipts for the last premiums payable in respect of such insurances;

         (g) apply the proceeds of insurances (i) insofar as they represent the destruction of a capital asset either in replacement thereof or in the purchase of a capital asset of a similar nature or purpose or in prepayment of first, the Acquisition Loan, second, the New Acquisition Loan, and third, the Working Capital Facility Liabilities and (ii) insofar as they represent damage to any asset in repair or replacement of that asset or in the purchase of a capital asset of a similar nature or purpose or in prepayment of first, the Acquisition Loan, second, the New Acquisition Loan, and third, the Working Capital Facility Liabilities;

         (h) promptly after the same are instituted and served upon the relevant Group Company or, to its knowledge, threatened, provide details to the Bank of any litigation, arbitration or administrative proceedings which affect any Group Company and which involve liability or potential liability (other than costs) in aggregate in excess of L.100,000;

         (i) permit the Bank and any person (being an accountant, auditor, solicitor, valuer or other professional advisor to the Bank, or an officer or employee of any subsidiary of the Bank authorised by the Bank) to have, at all reasonable times during normal business hours and on reasonable notice subject

<PG$PCN>
                 to such persons being bound by similar codes of confidentiality to that owed by a bank to its customer, access to the premises and accounting books and other financial records of any Group Company, to make extracts from and take copies of any such books or records, and to discuss any matter with its officers;

         (j) promptly upon registration of any transfer of any shares in the Company, inform the Bank of such transfer, and promptly inform the Bank of any change in the beneficial ownership of any such shares, of which the Company or its directors become aware;

         (k) procure that any company which becomes a Group Company, and which is not a Group Dormant Company, executes such guarantees and charges (if appropriate in substantially the form of the Guarantee and the Debenture) in favour of the Bank as the Bank may lawfully require;

         (l) take all necessary Steps to ensure that no payment of principal, interest or other sums made to the Bank under this Agreement or the Security Documents is made in breach of the provisions of any applicable law including, in particular Sections 151-158 (inclusive) of the Companies Act 1985;

         (m) pay and discharge all Taxes and governmental charges prior to the date on which the same become overdue unless, and only to the extent that, such Taxes and charges shall be contested in good faith by appropriate proceedings, pending determination of which payment may lawfully be withheld, and there shall be set aside adequate reserves with respect to any such Taxes or charges so contested in accordance with GAAP;

         (n) procure that all Indebtedness (other than Indebtedness arising in the ordinary course of trading) of any Group Company to Arrow or any Subsidiary of Arrow other than a Group Company is subordinated to the Indebtedness owing to the Bank hereunder in terms satisfactory to the Bank;

         (o) within 90 days after the date hereof the Company and all other Group Companies or its Subsidiaries shall (where appropriate) have opened all necessary accounts with the Bank and maintain all of the Group's UK transmission banking business with the Bank; and

         (p) procure that (i) the Group Dormant Companies shall not all together own, beneficially or legally, any property or assets whose aggregate value exceeds L.5,000 in total, and that (ii) no Group Dormant Company shall carry on any business or trading or other activity unless (x) in the case of (i) such Group Dormant Companies as shall be necessary to ensure the remaining Group Dormant Companies comply with (i) and, in the case of (ii) that Group Dormant Company, have first executed and delivered to the Bank a Guarantee and Debenture substantially in the form of the Guarantee and the Debenture, and (y) the condition in Clause 13.3(l) in relation to the Company has been satisfied in relation to that Group Dormant Company mutatis mutandis.

<PG$PCN>
13.4 During the Security Period the Company shall not, and shall procure that no Group Company will, without the prior written consent of the Bank (such consent not to be unreasonably withheld or delayed):--

         (a) make any change in its business as presently conducted, which would result in a substantial change in the business carried on by the Group as a whole, or carry on any other business which is substantial in relation to the business of the Group as presently conducted;

         (b) sell, transfer, lease or otherwise dispose of all or part of its assets, other than:--

                 (i) sales of stock made in the ordinary course of trading on normal credit terms taking into account the type of business involved and the Company's usual practice;

                 (ii) disposals by one Group Company to another Group Company provided that the Group Company receiving the asset:--

                          (a) is a wholly owned Subsidiary of the Company incorporated in England;

                          (b)     has net assets both before and after
                                  receiving the asset; and

                          (c)     is a Charging Group Company;

                 (iii) disposals of assets for market value on an arms-length basis for consideration payable on normal commercial terms where the consideration does not exceed L.200,000 for each individual asset;

         (c) sell or otherwise dispose of any asset on terms whereby such asset is or may be leased to or re-acquired on credit terms by itself or any other Group Company;

         (d) acquire any asset which costs more than L.10,000 otherwise than in the ordinary course and for the purposes of its business (other than the acquisition of Techdis under the Techdis Acquisition Agreement);

         (e) enter or contract to enter into any hire purchase, conditional sale or leasing agreement in respect of any asset, where the consideration payable (or where the market value of the asset) exceeds L.50,000;

         (f) incur or permit to subsist any Indebtedness which when aggregated with the Indebtedness of other members of the Group from time to time will exceed L.750,000 other than:--

                 (i)      pursuant to this Agreement;

                 (ii) as subordinated under a subordination agreement entered into pursuant to Clause 13.3(n); and

<PG$PCN>
                 (iii) Indebtedness owed by one Group Company to another Group Company provided that both Group Companies are wholly owned subsidiaries (direct or indirect) of the Company, and have guaranteed the obligations of the Company to the Bank under this Agreement supported by mortgage debentures or such other security as the Bank may require;

         (g) create or permit to subsist any Encumbrance, other than Permitted Encumbrances;

         (h) pay any fees or commissions to any person other than on arms-length terms, and for the purposes of carrying on its business;

         (i) make any loans or give any credit (other than normal trade credit) to any person, or give any guarantee or indemnity in respect of the obligations of any person other than:-

                 (i)      pursuant to this Agreement;

                 (ii) the making of loans or giving of credit to any Charging Group Company;

                 (iii)    loans to employees of any Charging Group Company;

         (j) incorporate or acquire any Subsidiary which is not a subsidiary immediately after Completion (other than Techdis and MMD);

         (k)     agree to any variation or amendment of:-

                 (i) the Acquisition Documents and the Techdis Acquisition Agreement (other than of an administrative nature);

                 (ii) the Memorandum and Articles of Association of the Company or any other Group Company;

         (l) declare or pay any dividend or other distribution in respect of the share capital of any class in the Company or any other Group Company unless payable to another Group Company in the UK;

         (m) redeem or purchase any shares in the capital of the Company or any other Group Company, or reduce the share capital of the Company or any other Group Company;

         (n)     merge or consolidate with any other person;

         (o) cease to be resident in the United Kingdom or transfer in whole or in part the business or trade of the Company and each Group Company to a person who is not resident in the United Kingdom; and

         (p) use or purport to use or apply any asset of any Group Company for any purpose which shall cause any Group Company to be in breach of s.151 of the Companies Act 1985.

<PG$PCN>
14.      FEES

14.1 The company shall pay to the Bank a monitoring fee payable in advance and in respect of the twelve month period following such payment in the amounts set out below on each anniversary hereof falling in the years set out below.

         Year                                                            Amount
         ----                                                            ------
         1993                                                            L.10,000
         1994                                                            L.20,000
         1995                                                            L.20,000
         1996                                                            L.20,000
         1997                                                            L.20,000
         1998                                                            L.20,000

14.2 The Company shall pay to the Bank a fee of three quarters of one per cent (0.75%) per annum on (i) the difference between the Working Capital Facility Limit and the Working Capital Facility Liabilities; and (ii) the difference between the New Acquisition Facility Limit and the New Acquisition Loan. Such fee shall be payable quarterly in arrears and on the Final Repayment Date, the first such payment to be made three months from the date hereof.

14.3 All fees are exclusive of any VAT thereon which, if chargeable, shall be paid by the Company.

15.      DEFAULT

15.1     Without prejudice to the Bank's rights under Clause 7 (Repayment) if:-

         (a) any amount due and payable under this Agreement is not paid on the due date save that if the relevant payment is not received on the due date resulting either (i) from a technical failure in the CHAPS or other banking transmission system used for the payment of sums hereunder, or (ii) the inadvertent failure by the Company to make such relevant payment on the due date therefor, then there shall not be a Default hereunder until 3 Business Days including the original date for payment have elapsed PROVIDED THAT the Bank shall, in the case of the circumstances set out in Clause 15.1(a)(ii), be satisfied that such failure was inadvertent; or

         (b) the Company or any Charging Group Company is in breach of or fails to comply in full with any provision of, or undertakings on its part contained in, any of this Agreement and the Security Documents, other than an obligation of the type referred to in Clause 15.1(a) which, in any case, in the Bank's opinion has or will have a material adverse effect on the ability of the Company or any Charging Group Company to perform its obligations hereunder or under the Security Documents and, if capable of remedy, is not remedied within 10 Business Days of such breach or failure; or

<PG$PCN>
         (c) any representation, warranty or statement made to the Bank in this Agreement, the Security Documents or any certificate or document delivered by the Company or any Charging Group Company pursuant hereto or thereto is or proves to be incorrect, in the case of statements of fact, or not fair and reasonable, in the case of views, opinions, projections or forecasts, in each case when made or deemed to be repeated, in a manner which in the Bank's reasonable opinion has or will have a material adverse effect on the ability of the Company or any Charging Group Company to perform its obligations hereunder or under the Security Documents; or

         (d) any Indebtedness of any Group Company (other than as subordinated under a subordination agreement entered into pursuant to Clause 13.3(n)) is not paid within 5 Business Days after the due date or upon the expiry of any applicable grace period or is declared to be or otherwise becomes due and payable prior to its specified maturity date or any creditor or creditors of any Group Company becomes entitled to declare any Indebtedness of any Group Company due and payable prior to its specified maturity date or any such Indebtedness to a creditor or creditors of any Group Company becomes capable of being declared due and payable prior to its stated maturity as a result of a default which is analogous to those set out in this Clause 15; or

         (e) a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, the whole or any part of the undertakings, assets, rights or revenues of any Group Company and is not discharged within 10 Business Days; or

         (f) the whole or any material part (for the purposes of this Clause 15.1(f) "material" shall mean a value of the assets of the Group in aggregate of L.100,000 calculated by reference to the latest Accounts delivered to the Bank as varied, if relevant, by the management accounts delivered to the Bank pursuant to Clause 13.1(c)) of the security granted under the Security Documents fails or ceases to have full force and effect or to be continuing or is terminated (or purported to be terminated) or disputed or becomes the subject of a bona fide dispute, in jeopardy, invalid or unenforceable; or

         (g) any Group Company suspends payment to its debts or is unable or admits inability to pay its debts as they fall due or commences negotiations with one or more of its creditors with a view to the general readjustment or rescheduling of all or part of its Indebtedness or proposes, or enters into any composition or other arrangement for the benefit of its creditors generally or any class of creditors or proceedings are commenced in relation to any member of the Group under any law, regulation or procedure relating to reconstruction or readjustments of debts; or

         (h) any Group Company takes any action, or any legal proceedings which are not of a vexatious or frivolous nature are started or other steps which are not of a vexatious or frivolous

<PG$PCN>
                 nature are taken for (i) such company to be adjudicated or found bankrupt or insolvent (ii) the winding-up or dissolution of such company or (iii) the appointment of a liquidator or trustee or of a receiver, administrative receiver, or similar officer of such company or the whole or any part of its undertakings, assets, rights or revenues in respect of which the relevant Group Company has not commenced legal proceedings to discharge the same within 5 Business Days of becoming aware of such proceedings or steps other than pursuant to a solvent member's voluntary liquidation or a solvent scheme of arrangement or reconstruction, the terms of which have in each case been previously approved by the Bank (such consent not to be unreasonably withheld or delayed); or

         (i) an application is made to the Court for an administration order under the Insolvency Act 1986 in relation to any Group Company; or

         (j) any event or proceeding is taken with respect to any Group Company in any jurisdiction to which it is subject which has an effect substantially similar to any of the events mentioned in Clauses 15.1 (g), (h) or (i); or

         (k) any Group Company suspends or ceases or threatens to suspend or cease to carry on its business other than as a result of the transfer by one Group Company to another Group Company (the recipient fulfilling the conditions set out in Clause 13.4(b)(ii)(a) through (c) inclusive of the whole or a substantial part of its business; or

         (l) any encumbrancer takes possession of or a receiver is appointed of all or any part of the property and assets of any Charging Group Company provided always that the amount of all claims by all such encumbrances only, shall not exceed in aggregate L.100,000 (calculated by reference to the latest Accounts delivered to the Bank as varied, if relevant, by the management accounts delivered to the Bank pursuant to Clause 13.1(c) of the Charging Group taken as a whole; or

         (m) any license, authorisation, consent or approval at any time necessary to enable any Group Company to conduct its business shall be avoided, withheld or materially modified or shall fail to remain in full force and effect, or the terms upon which the same have been granted are not for the time being complied with and the result or effect of any such event or occurrence is such as materially to prejudice, in the Bank's reasonable opinion, its interests under the Facility Documents; or

         (n) at any time there occurs a change in the financial condition or prospects of the Group taken as a whole, which event, in the Bank's reasonable opinion, has or could be expected to have a material adverse effect on the ability of the Company to perform its obligations hereunder; or

         (o)     (i)      any of Arrow, EDI, or any subsidiary or Arrow or EDI
                          accounting for at least 10% of Arrow's tangible net

<PG$PCN>
                          worth calculated in accordance with generally accepted accounting principles used in the U.S.A., shall voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal or state bankruptcy, insolvency, liquidation or similar law; or

                 (ii) any of Arrow, EDI and any subsidiary of Arrow or EDI other than a Group Company shall (i) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition as mentioned in sub-paragraph
                          (i) above, (ii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for itself or for a substantial part of its property or assets, (iii) file an answer admitting the material allegations of a petition filed against it in any such proceedings,
                          (iv) make a general assignment for the benefit of creditors, (v) become unable, admit in writing its inability or fail generally to pay its debts as they become due, or (vi) take corporate or other action for the purpose of effecting any of the foregoing; or

                 (iii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any of Arrow, EDI and any subsidiary of Arrow or EDI other than a Group Company, or a substantial part of the property or assets of any of Arrow, EDI and any subsidiary of Arrow or EDI under Title 11 of the United States Code or any other Federal or state bankruptcy, insolvency, receivership or similar law,
                          (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for any of Arrow, EDI and any subsidiary of Arrow or EDI other than a Group Company or for a substantial part of the property of any of Arrow or EDI; and the relevant company has not commenced legal proceedings in order to dismiss or unstay such proceeding or petition within 10 days of becoming aware of the same or there shall be entered an order or decree approving or ordering any of the foregoing; or

                 (iv) any event occurs or proceeding is taken with respect to any of Arrow, EDI and any subsidiary of Arrow or EDI other than a Group Company in any jurisdiction to which such company is subject which has an effect equivalent or similar to any of the events mentioned in paragraphs (i) to (iii) above; or

         (p) all or any part of the property or undertakings of any Group Company is compulsorily acquired by or by the order of any local or other governmental authority and as a result the business of the Group taken as a whole is materially adversely affected; or

         (q)     whilst it remains the immediate holding company of the

<PG$PCN>
                 Company, EDI ceases to be a wholly-owned subsidiary of Arrow, or the Company ceases to be a Subsidiary of EDI, in each case other than by way of transfer of the whole or any part of the share capital of EDI or the Company to another Subsidiary of Arrow provided always that security shall be granted to the Bank in substantially the same form as the Bank's security at the date hereof and a subordination agreement as the Bank considers necessary shall be entered into by the Company and that Subsidiary other than pursuant to a solvent members' voluntary liquidation or a solvent scheme of arrangement or reconstruction, in any such case carried out with the prior written consent of the Bank (such consent not to be unreasonably withheld or delayed), where the resulting entity forthwith gives a guarantee and debenture or such other security as the Bank shall require to the Bank in such form as the Bank shall require; or

         (r) the common stock of Arrow ceases permanently to be dealt in or is suspended for a period exceeding 5 Business Days on a recognised stock exchange; or any person or persons acting together acquire common stock in Arrow which, when aggregated with common stock already owned by any of them, entitles such person or persons to exercise or control the exercise of 50% or more of the votes exercisable at shareholders' meetings of Arrow; or

         (s) any event occurs or proceeding is taken with respect to any holding company of the Company other than Arrow or any Subsidiary of Arrow to which Clause 15.1(o) applies in any jurisdiction which such holding company is subject which has an effect equivalent or similar to any of the events mentioned in Clause 15.1(g), (h) or (i); or

         (t) the facts or circumstances revealed by any disclosure under Clause 12.3 are such that in the opinion of the Bank (acting reasonably), they would or would be likely to prejudice materially the ability of the Company to meet its obligations under this Agreement or any of the Security Documents PROVIDED THAT for the avoidance of doubt, such opinion may be formed by the Bank at any time after the disclosure under Clause 12.3 has been made, whether before or at the time of or after any repetition or repetitions under Clause 12 of the relevant representation and warranty; or

         (v)     any Arrow Inc Indebtedness in excess of, in aggregate US
                 $5,000,000:

                 (i) is declared to be or otherwise becomes due and payable prior to its specified maturity and is not discharged within 10 Business Days; or

                 (ii) is not paid when due or within any applicable grace period;

                 or any creditor or creditors of Arrow or any of its subsidiaries (incorporated in the USA) exercise any right they may have to preclude Arrow or any of its subsidiaries (incorporated in the USA) from extending credit or making

<PG$PCN>
                          advances to the Company;

                 then such event shall constitute a Default and at any time when any Default remains unremedied (save in the case of a Default by any Group Company, except for the Company, when a Default shall only occur if such Default shall, in the opinion of the Bank, be such that such Group Company or the Company is unable to meet its obligations under this Agreement or the Security Documents) the Bank may, by notice to the Company, cancel the Facilities and require the Company immediately to repay the Loan together with accrued interest thereon and immediately to pay all other sums payable under the Facility Documents, whereupon the same shall become immediately due and payable.

15.2 If a Default has occurred then the Bank shall be entitled, but not obliged, to appoint any firm of chartered accountants, to undertake such investigations in the Company as it requires. Clause 20.2 shall, mutatis mutandis, apply to the costs incurred as a result of the implementation of the provisions of this Clause 15.2.


16.      SET-OFF

         The Company authorizes the Bank to apply any credit balance on any account of the Company with the Bank in satisfaction of any sum due and payable by the Company to the Bank and for this purpose the Bank is authorized to purchase with the money standing to the credit of any such account such other currencies as may be necessary to effect such application.


17.      SEVERABILITY, WAIVERS, REMEDIES CUMULATIVE

17.1 If at any time any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

17.2 No failure to exercise, nor any delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.


18.      NOTICES

18.1 Each communication to be made hereunder shall be made in writing and may be made by letter or facsimile, and each communication by the Bank hereunder shall be copied to Arrow at the address set out in Clause 18.3(C) PROVIDED THAT inadvertent failure to send such copy communication or for Arrow to receive the same shall not invalidate the service of any communication hereunder AND PROVIDED FURTHER THAT each communication to the Bank shall be delivered to all addresses
         (A1), (A2) and (A3) save for communications pursuant to Clause 13.1

<PG$PCN>
         which shall be sent only to the Bank addressee at the address set out in (A2).

18.2 Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall (unless the one has by 15 days' written notice to the other specified another address) be made or delivered to that other person at the address given in Clause 18.3.

18.3     The addresses referred to in Clause 18.2 above are:-

         (A1)    for notices to the Bank:-

                 National Westminster Bank Plc
                 Corporate Banking Group
                 National Westminster House
                 Trinity Gardens
                 9-11 Bromham Road
                 Bedford  MK40  2UQ

                 Attention:     George Derbyshire
                 Facsimile:     0234 272503

         (A2)    National Westminster Bank Plc
                 Acquisition Finance
                 135 Bishopsgate
                 London EC2M 3UR

                 Attention:     P.A.S.C. Harmer
                 Facsimile:     071 375 5464

         (A3)    National Westminster Bank Plc
                 Group Treasury Settlement
                 Level 6
                 King's Cross House
                 200 Pentonville Road
                 London N1 9HL

                 Attention:     Manager, Commercial Loans
                 Facsimile:     071 239 8257

         (B1)    for notices to the Company:-

                 Arrow Electronics (UK) Limited
                 St. Martins Business Centre
                 Cambridge Road
                 Bedford  MK42  OLF

                 Attention:     Managing Director
                 Facsimile:     0234 211434

<PG$PCN>
         (B2)    Arrow Electronics (UK) Limited
                 Unit 11
                 Vestry Road Industrial Estate
                 Sevenoaks
                 Kent  TN14  5EU

                 Attention:    Alistair  Oag
                 Facsimile:    0732 740394

         (C)     for copies to Arrow:-

                 Arrow Electronics, Inc.
                 25 Hub Drive
                 Melville
                 New York
                 USA

                 Attention:    R.E. Klatell
                 Facsimile:    0101 516  391 1683

18.4     Any notice to the Company shall be deemed to have been given:-

         (a) if sent by facsimile transmission, on the Business Day on which transmitted or if it is transmitted on a day which is not a Business Day or after 5.30 p.m. on any Business Day, on the next following Business Day;

         (b) in the case of a written notice lodged by hand at the time of actual delivery or if it is delivered on a day which is not a Business Day or after 5.30 p.m. on any Business Day, on the next following Business Day;

         (c) if posted, on the second Business Day following the day on which it was properly despatched by first class mail postage prepaid.

18.5 Any notice to the Bank shall be deemed to have been given only on actual receipt by each of the addressees referred to in (A1), (A2) and
         (A3) above.


19.      ASSIGNMENTS

19.1 This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

19.2 The Company may not assign or transfer all or any of its rights, benefits and obligations hereunder without the prior written consent of the Bank.

19.3 The Bank may assign or transfer any of its rights and obligations under this Agreement to any Qualifying Bank and the Company shall enter into such documents as the Bank shall require to effect or perfect any such transfer or novate any of the Bank's obligations to the transferee.

19.4 The Bank may, after it has informed the Company, disclose to a proposed assignee, transferee or other person proposing to enter into

<PG$PCN>
         a contract with the Bank regarding this Agreement such information in the possession of the Bank relating to the Company, including, without limitation, this Agreement, the Security Documents and any of the Financial Information, as it sees fit provided that it shall require any proposed assignee or transferee to enter into a confidentiality undertaking acceptable to the Bank and the Company (acting reasonably).


20.      COSTS AND EXPENSES

20.1 The Company undertakes on demand, to reimburse the Bank all out-of-pocket costs and expenses (including legal, audit and valuation fees) reasonably incurred by it in the review, negotiation,.preparation and execution of the Facility Documents, the Acquisition Agreement, the Techdis Acquisition Agreement and any other documents incidental hereto or thereto.

20.2 The Company shall from time to time on demand reimburse the Bank for all costs and expenses (including legal fees) incurred in or in connection with the preservation and/or enforcement of any of the rights of the Bank under the Facility Documents or in connection with any proposed amendment to any of the Facility Documents or any request for a consent or waiver hereunder or thereunder.

20.3 All stamp, documentary, registration or other like duties or Taxes, including any penalties, additions, fines, surcharges or interest relating thereto, which are imposed or chargeable on or in connection with any of the Facility Documents shall be paid by the Company.

20.4     (a)     Subject to Clause (b) below, any VAT payable in respect of any supply for VAT purposes made pursuant to or in connection with any of the Facility Documents or any transaction or document contemplated herein or therein made by the Bank shall be paid on demand to the Bank by the Company and the Bank shall issue or procure the issue of a VAT invoice in respect of each such payment.

         (b) All payments made by the Company under this Agreement and the Security Documents are calculated without regard to VAT. If any such payment constitutes the whole or any part of the consideration for a taxable or deemed taxable supply (whether that supply is taxable pursuant to the exercise of an option or otherwise) by the Bank, the amount of that payment shall be increased by an amount equal to the amount of VAT which is chargeable in respect of the taxable supply in question.

         (c) No payment or other consideration to be made or furnished by the Bank to the Company pursuant to or in connection with this Agreement or the Security Documents or any transaction or document contemplated herein or therein may be increased or added to by reference to (or as a result of any increase in the rate of) VAT which shall be or may become chargeable in respect of the taxable supply in question.

20.5 If the Bank makes a payment or suffers a loss in respect of which it is entitled to be indemnified or reimbursed by the Company pursuant to any provision of any of the Facility Documents and the Bank is

<PG$PCN>
         advised by the Bank's auditors that:-

         (i) the loss or payment is not or is unlikely to be deductible or wholly deductible in computing the profits of the Bank for the purposes of Tax whilst the payment to be made by way of indemnity or reimbursement (for the purpose of this Clause 20.5, the "Payment") by the Company will or is likely to be taxable or partly taxable in the Bank's hands; or

         (ii) the Payment is or is likely to be taxable or partly taxable in the Bank's hands in any accounting period of the Bank earlier than the accounting period in which the loss or payment is or is likely to be deductible;

         then:-

         the Payment shall be increased to an amount ("the grossed-up Payment") which is certified by the Bank's auditors as being equal, after taking into account any Tax liability likely to be suffered or incurred by the Bank in respect of the grossed-up Payment, to the amount that would have been received by the Bank if the Payment by the Company had not been taxable PROVIDED THAT if it is subsequently certified by the Bank's auditors that any payment by the Company to the Bank under this Clause 20.5 by way of grossed-up Payment was calculated on an incorrect basis, such adjustment shall be made as between the Bank and the Company as the Bank's auditors may certify to be necessary to restore the after-tax position of the Bank to that which it would have been if no such adjustment had been necessary.


21.      CURRENCY INDEMNITY

         Any payment or payments made to or for the account of or received by the Bank in respect of any monies or liabilities due, arising or incurred by the Company to the Bank in a currency (the "Currency of Payment") other than the currency in which the payment should have been made pursuant to this Agreement (the "Currency of Obligation") in whatever circumstances (including, without limitation, as a result of a judgment against the Company) and for whatever reason shall only constitute a discharge to the Company to the extent of the Currency of Obligation amount which the Bank is able on the date or dates of receipt of such payment or payments (or if not a Business Day on the next succeeding Business Day) to purchase with the Currency of Payment amount in the London foreign exchange market. If the amount of the Currency of Obligation which the Bank is so able to purchase falls short of the amount originally due to the Bank under this Agreement, then the Company shall indemnify and hold the Bank harmless against any loss or damage arising as a result thereof by paying to the Bank that amount in the Currency of Obligation certified by the Bank as necessary so to indemnify it (and, for the avoidance of doubt, the provisions of this Clause 21 shall apply to any monies payable pursuant to this Clause 21). It is hereby declared that this indemnity shall constitute a separate and independent obligation from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of

<PG$PCN>
         amounts due under this Agreement or under any such judgment or order. The certificate of the Bank as to the amount of any such loss or damage shall, in the absence of manifest error, be conclusive and binding on the Company.

22.      PUBLICITY

22.1 The Company agrees that it will not issue any press release or other publicity material relating to the transactions contemplated by this Agreement and the Techdis Acquisition Agreement which refers to the Bank without obtaining the Bank's consent to the manner and context in which the reference is made.

22.2 If so requested by the Bank the Company agrees that any such press release or publicity material will refer to the fact that the Bank has provided the Facility for the purposes of the transaction contemplated by the Techdis Acquisition Agreement.

22.3 The costs of any publicity material in relation to this Clause shall, mutatis mutandis, be subject to the provisions of Clause 22.

22.4 The Bank may not issue any press release or other publicity material relating to the transaction contemplated by this Agreement and the Techdis Acquisition Agreement which refers to the Company without obtaining the Company's consent to the manner and context in which the reference is made.

23.      LAW

         This Agreement shall be governed by and construed in accordance with English law.


IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed the day and year first written above.